PROSPECTUS SUPPLEMENT                       Filed Pursuant to Rule 424(b)2
(To Prospectus dated July 16, 2001)         Registration Statement No. 333-64880

                                                   [PPL Electric Utilities Logo]
                                  $800,000,000

                       PPL ELECTRIC UTILITIES CORPORATION
                $300,000,000 57/8% SENIOR SECURED BONDS DUE 2007
                $500,000,000 61/4% SENIOR SECURED BONDS DUE 2009

                               ------------------

                   Interest payable February 15 and August 15

                               ------------------

OUR SENIOR SECURED BONDS, 5 7/8% SERIES DUE 2007 (THE "2007 BONDS"), AND SENIOR SECURED BONDS, 6 1/4% SERIES DUE 2009 (THE "2009 BONDS" AND TOGETHER WITH THE 2007 BONDS, THE "OFFERED BONDS"), CONSTITUTE TWO SEPARATE SERIES OF OUR DEBT SECURITIES DESCRIBED IN THE ACCOMPANYING PROSPECTUS. INTEREST ON THE OFFERED BONDS WILL BE PAYABLE ON FEBRUARY 15 AND AUGUST 15, COMMENCING FEBRUARY 15, 2002, AS DESCRIBED HEREIN AND IN THE ACCOMPANYING PROSPECTUS. THE 2007 BONDS WILL MATURE ON AUGUST 15, 2007, AND THE 2009 BONDS WILL MATURE ON AUGUST 15, 2009, UNLESS REDEEMED ON AN EARLIER DATE. THE OFFERED BONDS ARE REDEEMABLE AT OUR OPTION, IN WHOLE AT ANY TIME OR IN PART FROM TIME TO TIME, AS DESCRIBED HEREIN.

THE OFFERED BONDS WILL INITIALLY BE SECURED AS DESCRIBED IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS. THE LIEN OF THE INDENTURE UNDER WHICH THE OFFERED BONDS WILL BE ISSUED MAY BE RELEASED IN CERTAIN CIRCUMSTANCES AND SUBJECT TO CERTAIN CONDITIONS, INCLUDING A CONDITION THAT WE PROVIDE CONFIRMATIONS FROM CERTAIN NATIONALLY RECOGNIZED STATISTICAL RATING ORGANIZATIONS THAT, AT THE TIME OF RELEASE, THE RELEASE WILL NOT CAUSE A REDUCTION IN THE CREDIT RATINGS ON THE OFFERED BONDS BELOW SPECIFIED RATINGS DESCRIBED IN THE ACCOMPANYING PROSPECTUS. UPON ANY SUCH RELEASE, THE OFFERED BONDS WILL CEASE TO BE SECURED AND WILL BECOME OUR UNSECURED GENERAL OBLIGATIONS. AT SUCH TIME, WE WILL BE SUBJECT TO CERTAIN RESTRICTIONS ON OUR ABILITY TO ISSUE SECURED DEBT. (SEE "DISCHARGE OF LIEN; RELEASE DATE" IN THE ACCOMPANYING PROSPECTUS.)

                               ------------------

   SENIOR SECURED BONDS DUE 2007 - PRICE 99.377% AND ACCRUED INTEREST, IF ANY SENIOR SECURED BONDS DUE 2009 - PRICE 99.569% AND ACCRUED INTEREST, IF ANY

                               ------------------

                                       UNDERWRITING
                        PRICE TO       DISCOUNTS AND       PROCEEDS TO
                       PUBLIC (1)       COMMISSIONS      PPL ELECTRIC (1)
                    ----------------  ----------------  -------------------
Per 2007 Bond.....       99.377%          .6875%             98.6895%
Total.............    $298,131,000      $2,062,500         $296,068,500
Per 2009 Bond.....       99.569%          .7125%             98.8565%
Total.............    $497,845,000      $3,562,500          494,282,500

-------------------

(1) Plus accrued interest, if any, from date of issuance.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement, the accompanying prospectus or any pricing supplement. Any representation to the contrary is a criminal offense.

                               ------------------

The underwriters expect to deliver the Offered Bonds to the purchasers in book-entry form through the facilities of The Depository Trust Company on or about August 23, 2001.

                               ------------------

MORGAN STANLEY
       BANC ONE CAPITAL MARKETS, INC.
              BARCLAYS CAPITAL
                     CIBC WORLD MARKETS
                            MELLON FINANCIAL MARKETS, LLC
                                   TD SECURITIES
                                          WESTDEUTSCHE LANDESBANK GIROZENTRALE

August 16, 2001

                                TABLE OF CONTENTS

                              PROSPECTUS SUPPLEMENT

                                                                          PAGE
                                                                          ----

Recent Developments........................................................S-3
Use of Proceeds............................................................S-3
Summary Financial Information..............................................S-4
Description of the Offered Bonds...........................................S-5
Underwriters...............................................................S-8
Credit Ratings.............................................................S-9


                                   PROSPECTUS

Forward-Looking Statements...................................................2
About This Prospectus........................................................3
Where You Can Find More Information..........................................3
PPL Electric.................................................................5
Use of Proceeds.............................................................11
Ratios of Earnings to Fixed Charges.........................................11
Description of the Debt Securities..........................................12
Description of the 1945 Mortgage Bonds......................................33
Information Concerning the Trustees.........................................37
Experts.....................................................................37
Validity of the Debt Securities and the 1945 Mortgage Bonds.................37
Plan of Distribution........................................................38


     You should rely on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date after the date of this prospectus supplement.

                               RECENT DEVELOPMENTS

     As described in the accompanying prospectus, PPL Electric Utilities Corporation ("PPL Electric") is required, under the Pennsylvania Customer Choice Act (as defined in the accompanying prospectus), to act as a "provider of last resort," or POLR, and provide electricity to our retail customers who do not select an alternate electric energy supplier. As part of a settlement order by the Pennsylvania Public Utility Commission ("PUC") in connection with the restructuring plan we filed under the Customer Choice Act, we agreed to provide this electricity at pre-determined "capped" rates through 2009. As part of a strategic initiative announced in April 2001 and designed, among other things, to substantially reduce our exposure to volatility in energy prices through 2009, we entered into a generation supply agreement with PPL EnergyPlus, to provide us with electricity and capacity in amounts sufficient for us to meet our POLR obligation to deliver electricity at the pre-determined "capped" rates we may charge to our POLR customers. See "PPL Electric -Strategic Initiative" and "-The New POLR Agreement" in the accompanying prospectus. PPL Corporation has agreed to guarantee the obligations of PPL EnergyPlus under the new POLR agreement. PPL Corporation may assign its obligations under this guarantee to any wholly-owned subsidiary that has long-term unsecured debt that is rated "investment-grade" by a nationally recognized statistical rating organization. Upon any such assignment, PPL Corporation will be released from its obligations under such guarantee. PPL Corporation owns all of the common stock of PPL Electric, and PPL EnergyPlus is an indirect wholly-owned subsidary of PPL Corporation.

     The new POLR contract was approved by the PUC on July 13, 2001, and was accepted for filing by the Federal Energy Regulatory Commission ("FERC") on July 16, 2001. Although FERC retains jurisdiction over the new POLR contract, FERC may only modify the contract if it finds such action is required by the public interest. PPL Electric and PPL EnergyPlus have waived their rights to seek a modification of the new POLR contract.

     As part of our strategic initiative, we also proposed adopting a plan of division and certain amendments to our Articles of Incorporation and Bylaws designed to reinforce our legal separateness from PPL Corporation and its other affiliates. On July 17, 2001, the plan of division and these amendments were approved at a special meeting of our shareholders. The plan of division and the amendments to the Articles of Incorporation and Bylaws became effective on August 16, 2001 upon filing of the articles of division and the plan of division with the Department of State of the Commonwealth of Pennsylvania. See "PPL Electric -Strategic Initiative" in the accompanying prospectus.

                                 USE OF PROCEEDS

     We will use the net proceeds from the sale of the Offered Bonds to make payments to PPL EnergyPlus to obtain the new POLR contract as described in the prospectus, to repurchase a portion of our common stock from PPL Corporation, and for general corporate purposes, including the reduction of outstanding short-term debt, which at June 30, 2001 had a weighted average interest rate of 4.29%, and the funding of construction expenditures.

                          SUMMARY FINANCIAL INFORMATION

     Set forth below is certain summary consolidated financial information for the twelve months ended June 30, 2001, as compared with the six months ended June 30, 2001. The financial information for the six months ended June 30, 2001 has been derived from the consolidated financial statements of PPL Electric incorporated herein by reference. The financial information for the twelve months ended June 30, 2001 has been compiled from the accounting records of PPL Electric, by adding the twelve months ended December 31, 2000 to the six months ended June 30, 2001 and subtracting the six months ended June 30, 2000. The following material should be read in conjunction with the consolidated financial statements of PPL Electric and related notes incorporated by reference herein.

                                                        TWELVE          SIX
                                                     MONTHS ENDED  MONTHS ENDED
                                                     JUNE 30, 2001 JUNE 30, 2001
                                                     ------------- -------------
                                                            (IN MILLIONS)

Operating Revenues....................................    $2,528        $1,325
Operating Income......................................       397           213
Net Income Before Dividends on Preferred Securities...       116            68
Dividends - Preferred Securities......................        26            13
Net income for Common Stock...........................        90            55

                                                         AS OF JUNE 30, 2001(1)
                                                        -----------------------
                                                          ACTUAL       AS
                                                                    ADJUSTED(2)
                                                        ---------   -----------
                                                             (IN MILLIONS)

Short-term debt...........................................$   19         $    0
Long-term debt (including current portion)................   764          1,564
Transition bonds (including current portion).............. 2,034          2,034
Company-obligated mandatorily redeemable preferred
  securities of subsidiary trust holding solely
  company debentures......................................   250            250
Preferred stock, including current sinking fund
   obligations............................................    96             96
Common Equity............................................. 1,183            823
                                                          ------         ------
   Total capitalization................................... 4,346          4,767
                                                          ======         ======

-------------------

(1) PPL Electric's consolidated capitalization as of June 30, 2001 (1) on an actual basis and (2) as adjusted to give effect to this offering and the application of $90 million of the net proceeds to obtain the new POLR contract as described in the prospectus, the application of $360 million to repurchase common stock and the retirement of short-term debt, as described above. The remainder of the net proceeds will be used for other general corporate purposes.

(2) Upon the issuance of the Offered Bonds and application of the net proceeds of the Offered Bonds, we anticipate that the ratio of our total debt to total capital will increase from 65% to75%, including transition bonds issued by PPL Transition Bond Company, LLC, or from 34% to 57%, exclusive of such transition bonds.

                        DESCRIPTION OF THE OFFERED BONDS

     The following description of the particular terms of the Offered Bonds supplements, and to the extent inconsistent, replaces the description of the general terms and provisions of the Debt Securities set forth under "Description of the Debt Securities" in the accompanying prospectus, to which general description reference is hereby made. Capitalized terms used but not defined herein shall have the meanings given to them in the accompanying prospectus, the Offered Bonds or the Indenture, as the case may be.

GENERAL

     The Offered Bonds will be issued as two separate series of Debt Securities under our Indenture, which is more fully described in the accompanying prospectus.

     The Offered Bonds will be issued in fully registered form only, without coupons. The Offered Bonds will be initially represented by one or more fully registered global securities (the "Global Securities") deposited with or on behalf of The Depository Trust Company ("DTC"), as depositary, and registered in the name of DTC or DTC's nominee. A beneficial interest in a Global Security will be shown on, and transfers or exchanges thereof will be effected only through, records maintained by DTC and its participants, as described below under "--Book-Entry Only Issuance -The Depository Trust Company." The authorized denominations of the Offered Bonds will be $1,000 and any larger amount that is an integral multiple of $1,000. Except in limited circumstances described below, the Offered Bonds will not be exchangeable for Offered Bonds in definitive certificated form.

MATURITY; INTEREST

     The 2007 Bonds will mature on August 15, 2007, and will bear interest from the date of issuance at a rate of 5 7/8% per annum until the principal amount thereof is paid or made available for payment. The 2009 Bonds will mature on August 15, 2009, and will bear interest from the date of issuance at a rate of 6 1/4% per annum until the principal amount thereof is paid or made available for payment. Interest on the Offered Bonds will be payable on each August 15 and February 15, commencing February 15, 2002 (each such date, an "Interest Payment Date"), and at maturity. The regular record dates with respect to any Interest Payment Date will be the January 31 or July 31, as the case may be, immediately preceding such Interest Payment Date (whether or not any such regular record date is also a Business Day).

     Interest on the Offered Bonds will be computed on the basis of a 360-day year of twelve 30-day months.

     If any Interest Payment Date, redemption date or the maturity falls on a day that is not a Business Day, the required payment of principal, premium, if any, and/or interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after such Interest Payment Date, redemption date or the Maturity, as the case may be, to the date of such payment on the next succeeding Business Day.

     "Business Day" with respect to any Offered Bond means any day, other than Saturday or Sunday, which is not a day on which banking institutions or trust companies in The City of New York, New York or other city in which is located any office or agency maintained for the payment of principal of or premium, if any, or interest on such Offered Bond, are authorized or required by law, regulation or executive order to remain closed.

REDEMPTION

     The Offered Bonds of each series will be redeemable at our election, in whole at any time or in part from time to time, at a redemption price equal to the greater of:

          (a) 100% of the principal amount of the Offered Bonds to be so redeemed; or

          (b)as determined by an Independent Investment Banker, the sum of the present value of the remaining scheduled payments of principal and interest on the Offered Bonds to be so redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus, in the case of the 2007 Bonds, 20 basis points, or, in the case of the 2009 Bonds, 25 basis points, plus, in either of the above cases, accrued and unpaid interest to the date of redemption.

     "Adjusted Treasury Rate" means, with respect to any redemption date:

          (a) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated " H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life (as defined below), yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

          (b) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The Adjusted Treasury Rate shall be calculated on the third Business Day preceding the redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term to the stated maturity date of the Offered Bonds to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Offered Bonds (the "Remaining Life").

     "Comparable Treasury Price" means (1) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five Reference Treasury Dealer Quotations, the average of all such quotations.

     "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by us.

     "Reference Treasury Dealer" means:

          (a) each of Morgan Stanley & Co. Incorporated, Banc One Capital Markets, Inc., Barclays Capital Inc., CIBC World Markets, and Mellon Financial Markets, LLC, and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York, New York (a "Primary Treasury Dealer"), we will substitute another Primary Treasury Dealer; and

          (b) any other Primary Treasury Dealer selected by us.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York, New York time, on the third Business Day preceding such redemption date.

     Additional information concerning redemption is contained under "Description of the Debt Securities--Redemption" in the accompanying prospectus.

     The Offered Bonds will not be subject to a sinking fund or other mandatory redemption provisions, and will not be repayable at the option of the Holder prior to the stated maturity date.

BOOK-ENTRY ONLY ISSUANCE - THE DEPOSITORY TRUST COMPANY

     DTC will act as securities depositary for the Offered Bonds. The Offered Bonds will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully- registered global certificates for each series of Offered Bonds, representing the aggregate principal amount of such series of Offered Bonds, will be issued and deposited with DTC.

     The following is based upon information furnished by DTC:

          DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transaction, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. "Direct Participants" in DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by The New York Stock Exchange, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a custodial relationship with a Direct Participant either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

          Purchases of Offered Bonds within the DTC system must be made by or through Direct Participants, which will receive a credit for the Offered Bonds on DTC's records. The ownership interest of each actual purchaser of each Offered Bond ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmation providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners entered into the transaction. Transfers of ownership interests in the Offered Bonds are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Offered Bonds, except in the event that use of the book-entry system for the Offered Bonds is discontinued, as discussed below.

          To facilitate subsequent transfers, all Offered Bonds deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Offered Bonds with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Offered Bonds; DTC's records reflect only the identity of the Direct Participants to whose accounts such Offered Bonds are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

          The delivery of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

          Redemption notices will be sent to Cede & Co., as registered Holder of the Offered Bonds. If less than all of the Offered Bonds are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant to be redeemed.

          Neither DTC nor Cede & Co. will itself consent or vote with respect to Offered Bonds. Under its usual procedures, DTC will mail an omnibus proxy to PPL Electric as soon as possible after the record date. The omnibus proxy will assign Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Offered Bonds are credited on the record date (identified in a listing attached to the Omnibus Proxy).

          Payments on the Offered Bonds will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participants and not of DTC or PPL Electric, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to DTC will be the responsibility of PPL Electric, disbursement of payments to Direct Participants will be the responsibility of DTC, and further disbursement of payments to the Beneficial Owners will be the responsibility of Direct Participants and Indirect Participants.

     DTC may discontinue providing its services as securities depositary for the Offered Bonds at any time by giving notice to us. Under such circumstances, in the event that a successor securities depositary is not obtained, certificates for the Offered Bonds will be delivered to the Beneficial Owners. Additionally, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary). In that event, certificates for the Offered Bonds will be delivered.

     The information in this section concerning DTC and DTC's book-entry system and procedures has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof. Neither we, the Trustee nor the underwriters will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Offered Bonds or for maintaining, supervising or reviewing any records relating thereto.

     Except as provided herein, a Beneficial Owner of an interest in a global Offered Bond certificate may not receive physical delivery of the Offered Bonds. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Offered Bonds.

                                  UNDERWRITERS

     Under the terms and subject to the conditions contained in an Underwriting Agreement dated the date hereof, the Underwriters named below have agreed to purchase, and we have agreed to sell to them, severally the respective principal amounts of Offered Bonds set forth opposite their respective names below:

                                                        PRINCIPAL    PRINCIPAL
                                                        AMOUNT OF    AMOUNT OF
             NAME                                       2007 BONDS   2009 BONDS
             ----                                     ------------  ------------
     Morgan Stanley & Co. Incorporated..............  $195,000,000  $325,000,000
     Banc One Capital Markets, Inc..................    21,000,000    35,000,000
     Barclays Capital Inc...........................    21,000,000    35,000,000
     CIBC World Markets.............................    10,500,000    17,500,000
     Mellon Financial Markets, LLC..................    10,500,000    17,500,000
     TD Securities (USA) Inc........................    21,000,000    35,000,000
     Westdeutsche Landesbank Girozentrale
       (Dusseldorf).................................    21,000,000    35,000,000
                                                      ------------  ------------
          Total.....................................  $300,000,000  $500,000,000
                                                      ============  ============


     The Underwriting Agreement provides that the obligation of the several Underwriters to pay for and accept delivery of the Offered Bonds is subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for the Offered Bonds if any are taken.

     The Underwriters of the Offered Bonds propose to offer part of the Offered Bonds directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession not in excess of 0.5% of the principal amount of the Offered Bonds. After the initial offering of the Offered Bonds, the offering price and other selling terms may from time to time be varied.

     We have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. In addition, the expenses incurred by PPL Electric in connection with the offering of the Offered Bonds, including reimbursement of certain of the Underwriters' expenses, together with fees payable for services rendered in connection with structuring and implementing the Initiative, are currently estimated to be $5,359,000.

     We do not intend to apply for listing of the Offered Bonds on a national securities exchange, but have been advised by the Underwriters that they presently intend to make a market in the Offered Bonds as permitted by applicable laws and regulations. The Underwriters are not obligated, however, to make a market in the Offered Bonds and any such market making may be discontinued at any time at the sole discretion of the Underwriters. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Offered Bonds.

     In order to facilitate the offering of the Offered Bonds, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Offered Bonds. Specifically, the Underwriters may overallot in connection with the offering, creating a short position in the Offered Bonds for their own account. In addition, to cover overallotments or to stabilize the price of the Offered Bonds, the Underwriters may bid for, and purchase, the Offered Bonds in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the Offered Bonds in the offering, if the syndicate repurchases previously distributed Offered Bonds in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Offered Bonds above independent market levels. The Underwriters are not required to engage in these activities and may end these activities at any time.

     In the ordinary course of their business, Morgan Stanley and certain of the other Underwriters have engaged and may in the future engage in investment and commercial banking transactions with us and certain of our affiliates.

                                 CREDIT RATINGS

     The Underwriting Agreement provides that the Underwriters' obligation to purchase the Offered Bonds is subject, among other things, to the condition that PPL Electric provide a copy of the ratings letters from Fitch, Moody's and S&P assigning ratings on the Offered Bonds of at least A- in the case of Fitch, A3 in the case of Moody's and A- in the case of S&P. In addition, certain of our agreements in the Indenture limit our ability to, among other things, issue further debt under the Indenture, make certain acquisitions, merge or sell substantially all of our assets, in the event that such action would cause a Rating Agency to reduce its rating on the Offered Bonds below certain ratings described in the accompanying prospectus. Ratings are not recommendations to buy, sell or hold the Offered Bonds, and any Rating Agency may revise or withdraw its rating on the Offered Bonds, and accordingly, there can be no assurance that the ratings assigned to the Offered Bonds upon initial issuance or at any other time will not be lowered or withdrawn by a Rating Agency at any time thereafter. An explanation of a particular Rating Agency's ratings designations can be obtained from the Rating Agency furnishing the rating at the following addresses: Fitch, Inc., 1 State Street Plaza, New York, New York 10004; Moody's Investors Service, Inc., 99 Church Street, New York, New York 10007; and Standard and Poor's, a division of the McGraw-Hill Companies, 55 Water Street, New York, New York 10041.

PROSPECTUS                                    PPL ELECTRIC UTILITIES CORPORATION
                                                          Two North Ninth Street
                                              Allentown, Pennsylvania 18101-1179
                                                                  (610) 774-5151

                                  $900,000,000

                       PPL ELECTRIC UTILITIES CORPORATION
                                 DEBT SECURITIES

     We expect to offer from time to time up to $900,000,000 aggregate principal amount of our Debt Securities at prices and on terms to be determined at the time of each sale. Until the Release Date described in this prospectus, the Debt Securities will be secured primarily by

     o first mortgage bonds issued under our 1945 first mortgage indenture, which, subject to certain exceptions described in this prospectus, constitutes a first mortgage lien on substantially all of our electric transmission and distribution properties, and

     o the lien of the Debt Securities indenture on our electric transmission and distribution properties (other than certain excepted property referred to in this prospectus), which lien is junior to the lien of the 1945 first mortgage indenture.

     Under certain circumstances described in this prospectus, the 1945 first mortgage bonds and lien of the 1945 first mortgage indenture may be discharged. Upon such a discharge and subject to certain exceptions described in this prospectus, the lien of the Debt Securities indenture will become a direct first mortgage lien on our electric transmission and distribution properties. Upon the Release Date described in this prospectus, the lien of the Debt Securities indenture may be released and discharged, subject to certain conditions, including the condition that we provide confirmations from certain nationally recognized statistical rating organizations that the release will not cause a reduction in the credit ratings on the Debt Securities at the time of release below specified ratings described in this prospectus. Upon the Release Date, the Debt Securities will cease to be secured and will become our unsecured general obligations. Upon the Release Date, we will be subject to certain restrictions on our ability to issue secured debt as described in this prospectus.

     For each series of Debt Securities for which this prospectus is delivered we will deliver an accompanying prospectus supplement that will set forth the aggregate principal amount, interest rate or rates and payment dates, maturity date or dates, initial public offering price, the net proceeds to us, redemption provisions, provisions for repayment or redemption at the option of the holder and any other specific provisions for and terms of such series of Debt Securities. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

     We may offer the securities directly or through underwriters or agents. The applicable prospectus supplement will describe the terms of any particular plan of distribution.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this prospectus is July 16, 2001

                                TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----

Forward-Looking Statements....................................................2
About This Prospectus.........................................................3
Where You Can Find More Information...........................................3
PPL Electric..................................................................5
Use of Proceeds..............................................................11
Ratios of Earnings to Fixed Charges..........................................11
Description of the Debt Securities...........................................12
Description of the 1945 Mortgage Bonds.......................................33
Information Concerning the Trustees..........................................37
Experts......................................................................37
Validity of the Debt Securities and the 1945 Mortgage Bonds..................37
Plan of Distribution.........................................................38


                           FORWARD-LOOKING STATEMENTS

     Certain statements contained in this prospectus concerning expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts are "forward-looking statements" within the meaning of the federal securities laws. Although we believe that the expectations and assumptions reflected in these statements are reasonable, we cannot make any assurance that these expectations will prove to be correct. These forward-looking statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the forward-looking statements. In addition to the specific factors discussed in this prospectus, the following are among the important factors that could cause actual results to differ materially from the forward-looking statements:

     o    market demand and prices for energy, capacity and fuel;

     o    the effect of any business or industry restructuring;

     o    our profitability and liquidity;

     o new accounting requirements or new interpretations or applications of existing requirements;

     o    environmental conditions and requirements;

     o    markets and technologies;

     o    receipt of necessary governmental approvals;

     o    capital market conditions; and

     o    our commitments and liabilities.

     You should consider any forward-looking statements in light of such important factors and in conjunction with our other documents on file with the SEC.

     New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time, and it is not possible for us to predict all of such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update the information contained in such statement to reflect subsequent developments or information.

                              ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration process. Under this shelf process, we may, from time to time, sell up to $900 million aggregate principal amount of our debt securities, consisting of notes or bonds ("Debt Securities"), in one or more offerings. The Debt Securities offered by this prospectus will be issued pursuant to our Indenture (such Indenture, as it may be supplemented, the "Indenture"), to The Chase Manhattan Bank, as trustee (the "Trustee"). This prospectus provides a general description of the Debt Securities we may offer and of our first mortgage bonds ("1945 Mortgage Bonds") issued under our Mortgage and Deed of Trust dated as of October 1, 1945, as supplemented (the "1945 Mortgage") to Bankers Trust Company, as trustee (the "1945 Mortgage Trustee") which, under the circumstances described in this prospectus, will secure Debt Securities. Each time we sell Debt Securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under "Where You Can Find More Information."

     For more detailed information about the Debt Securities and the 1945 Mortgage Bonds, you can read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.

                       WHERE YOU CAN FIND MORE INFORMATION

AVAILABLE INFORMATION

     We file reports and other information with the SEC. Information we file with the SEC can be inspected and copied at the Public Reference Room maintained by the SEC and at the following Regional Offices of the SEC:

Public Reference Room     New York Regional Office     Chicago Regional Office
450 Fifth Street, N.W.     7 World Trade Center           Citicorp Center
    Room 1024                   Suite 1300             500 West Madison Street
Washington, D.C. 20549    New York, New York 10048           Suite 1400
                                                    Chicago, Illinois 60661-2551

     You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain further information on the operation of the SEC's Public Reference Room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.

     The SEC also maintains an Internet world wide web site that contains reports and other information about issuers, like us, who file electronically with the SEC. The address of that site is http://www.sec.gov.

     Certain of our securities are listed on the New York Stock Exchange ("NYSE") and the Philadelphia Stock Exchange, and reports and other information concerning us can also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005 and the Philadelphia Stock Exchange, 1900 Market Street, Philadelphia, Pennsylvania 19103. In addition, reports and other information concerning us can be inspected at our offices at Two North Ninth Street, Allentown, Pennsylvania 18101-1179.

INCORPORATION BY REFERENCE

     The rules of the SEC allow us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about us.

     SEC FILINGS (FILE NO. 1-905)                 PERIOD/DATE(S)
     ----------------------------                 --------------

     Annual Report on Form 10-K                   Year ended December 31, 2000

     Quarterly Reports on Form 10-Q               Quarter ended March 31, 2001

     Information Statement regarding Special      June 15, 2001
     Meeting of Shareowners to be held on
     July 17, 2001

     Current Reports on Form 8-K                  June 22, 2001

     We are also incorporating by reference additional documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), between the date of this prospectus and the termination of the offering of the Securities.

     We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, a copy of any and all of these filings. You may request a copy of these filings by writing or telephoning us at:

          PPL Electric Utilities Corporation
          Two North Ninth Street
          Allentown, Pennsylvania  18101-1179
          Attention:  Investor Services Department
          Telephone:  1-800-345-3085

                                  PPL ELECTRIC

     PPL Electric Utilities Corporation ("PPL Electric"), was incorporated under the laws of the Commonwealth of Pennsylvania in 1920, and provides electricity delivery service in eastern and central Pennsylvania. Prior to July 1, 2000, we had been an integrated public utility which engaged in the generation, transmission and distribution of electricity in our franchised territory in eastern and central Pennsylvania, and which also engaged in wholesale energy marketing in the United States and Canada. We also engaged in retail energy marketing in newly deregulated markets through PPL EnergyPlus, LLC ("PPL EnergyPlus"), which had been our wholly-owned subsidiary.

     In 1996, the Pennsylvania Electricity Generation Customer Choice and Competition Act (the "Customer Choice Act"), was enacted to restructure Pennsylvania's electric utility industry in order to create retail access to a competitive market for generation of electricity. The Customer Choice Act required each Pennsylvania electric utility to file a restructuring plan to "unbundle" its rates into separate generation, transmission and distribution components and to permit its customers to directly access alternate suppliers of electricity. On July 1, 2000, PPL Electric and our parent, PPL Corporation, completed a corporate realignment in order to effectively separate our regulated transmission and distribution operations from our recently deregulated generation operations and better position our companies and affiliates in the new competitive marketplace. As part of the corporate realignment, we transferred our generating assets to PPL Generation, LLC. We also transferred our wholesale energy marketing operations to PPL EnergyPlus, and subsequently transferred our interest in PPL EnergyPlus to PPL Energy Funding Corporation, another subsidiary of PPL Corporation. We retained our electric transmission and distribution operations. The corporate realignment followed receipt of various regulatory approvals, including approvals of the Pennsylvania Public Utility Commission (the "PUC"), the Federal Energy Regulatory Commission (the "FERC"), and the Nuclear Regulatory Commission.

POLR OBLIGATION

     As a result of the corporate realignment in 2000, we divested ourself of our electric generation and wholesale energy marketing operations and became engaged primarily in the transmission and distribution of electricity. Under the Customer Choice Act, we are required to act as a "provider of last resort," or POLR, and provide electricity to our retail customers who do not select an alternate electric energy supplier. As part of a settlement order by the PUC in connection with the restructuring plan we filed under the Customer Choice Act, we agreed to provide this electricity at predetermined "capped" rates through 2009. Our POLR obligation after 2009, if any, will be determined by the PUC pursuant to regulations that have not yet been promulgated. The Customer Choice Act allows for limited rate relief during the "capped" rate period for instances of unforeseen and significant operating or market events, or changes in law. However, as a result of the settlement order and POLR obligation, through the year 2009, we generally bear the risk that we will not be able to obtain adequate energy supply at the "capped" rates we may charge to our retail customers who do not select an alternate electric energy supplier. We currently have in effect a full requirements energy supply agreement with PPL EnergyPlus that is designed to satisfy our POLR obligation through the end of 2001.

STRATEGIC INITIATIVE

     In April 2001, we announced a strategic initiative (the "Initiative"), designed to substantially reduce our exposure to volatility in energy prices through 2009 and to reduce our business and financial risk profile by, among other things, limiting our business activities to the transmission and distribution of electricity and businesses related to or arising out of the electric transmission and distribution businesses.

     Under the Initiative, we are taking the following steps:

     o Obtaining a long-term electric supply contract, at prices generally equal to the pre-determined "capped" rates under the PUC settlement order, to satisfy our POLR obligations to retail customers from 2002 through 2009;

     o Limiting our businesses to electric transmission and distribution and activities relating to or arising out of those businesses;

     o Adopting amendments to our Articles of Incorporation and Bylaws containing corporate governance and operating provisions designed to reinforce our corporate separateness from affiliated companies, including:

          o Requiring that our assets and our books and records of account be kept separate from those of our affiliates;

          o Requiring that we conduct our business so as to make clear our separateness from our affiliates, and to make clear that we are not liable for their obligations and that they are not liable for ours;

          o Requiring that we maintain arm's-length relationships with our affiliates;

          o Appointing an independent director to our Board of Directors and requiring the unanimous consent of the Board of Directors, including the consent of the independent director, to amendments to these corporate governance and operating provisions or to the commencement by us of any insolvency proceeding, including any filing by us of a voluntary petition in bankruptcy or other similar actions;

          o Appointing an independent compliance administrator (the "Independent Administrator") to review, on a semi-annual basis, our compliance with the new corporate governance and operating requirements contained in our amended Articles of Incorporation and Bylaws.

     o Providing, with respect to the Debt Securities, certain covenants that are designed to limit certain financial risks, including:

          o a covenant restricting our ability to issue additional debt securities under the Indenture or to merge or make substantial acquisitions if certain conditions, including receipt of specified rating agency confirmations that the transaction will not cause a reduction of the rating on the Debt Securities to below the lower of the then existing ratings or certain specified threshold ratings;

          o a covenant to suspend declarations of dividends on our common stock if the Independent Administrator has delivered a notice of our noncompliance with the new corporate governance and operating requirements or if we fail to meet certain financial tests; and

          o a covenant to initiate a filing for rate relief with the PUC under certain circumstances if we fail to meet certain financial covenants. See "Certain Agreements of PPL Electric."

     o Adopting a plan of division pursuant to the Pennsylvania Business Corporation Law. The plan of division will result in two separate corporations. We will be the surviving corporation and a new

          Pennsylvania corporation will be created. Under the plan of division, $5 million of cash and certain of our potential liabilities will be allocated to the new corporation. PPL Corporation will guarantee the obligations of the new corporation with respect to such liabilities. These liabilities include:

          o any liabilities under contracts that, prior to the division, we had assigned to an affiliate, and any other contracts under which we have joint liability with any other affiliate, for which releases from the other contracting party or parties have not been obtained;

          o any liabilities of PPL Electric under any employee benefit arrangements for payments to employees of any other affiliate, other than liabilities for which we are liable under applicable law or regulation notwithstanding the division;

          o any liabilities for damages with respect to claims that may be made in the future based on occurrences arising prior to the effective date of the division for which we may be jointly liable with any other affiliate, other than tax liabilities and liabilities for which we are liable under applicable law or regulation notwithstanding the division; and

          o any liabilities for damages with respect to claims that may be made in the future based on occurrences arising, prior to the effective date of the division, which do not relate to or arise out of (1) our transmission and distribution businesses, or (2) those business activities that are related to or arise out of our electric transmission and distribution businesses, other than tax liabilities and liabilities for which we are liable under applicable law or regulation notwithstanding the division.

     The enhancements to our legal separation from our affiliates are intended to minimize the risk that a court would order our assets and liabilities to be substantively consolidated with those of PPL Corporation or another affiliate of PPL Corporation in the event that PPL Corporation or another PPL Corporation affiliate were to become a debtor in a bankruptcy case. The requirement of an independent director is intended to ensure that if PPL Corporation or a PPL Corporation affiliate files a voluntary bankruptcy or reorganization petition, our Board of Directors will make an independent decision regarding whether PPL Electric should file a voluntary bankruptcy or reorganization petition based upon the best interests of PPL Electric and the groups whose interests the directors may properly consider, rather than make a decision dictated by PPL Corporation. Taken collectively with the other steps in the Initiative to reduce our business and financial risk profile, we anticipate that we can increase the leverage in our capital structure by issuing the Debt Securities. This, in turn, is expected to enable us to replace higher-cost equity with lower-cost debt, and, thus, lower our total cost of capital. Nevertheless, there can be no assurance that a bankruptcy court would enforce the provision in our Articles of Incorporation that requires the consent of the independent director as a condition to the authorization to file a voluntary bankruptcy petition. In addition, if PPL Corporation or another PPL Corporation affiliate were to become a debtor in a bankruptcy case, there can be no assurance that a court would not order our assets and liabilities to be consolidated with those of PPL Corporation or such other PPL Corporation affiliate. Any such substantive consolidation could result in delays or reductions in payments on the Debt Securities.

     THE NEW POLR AGREEMENT

     We currently have a full requirements energy supply agreement with PPL EnergyPlus that is designed to satisfy our POLR obligation, as described above, through the end of 2001. Under the existing POLR agreement, PPL EnergyPlus will provide energy and capacity sufficient for us to meet our POLR obligation through the end of 2001 at the pre-determined "capped" rates we may charge our POLR customers during this period. In May 2001, we solicited bids from energy suppliers, including PPL EnergyPlus, to enter into one or more additional generation supply agreements to provide us with electric energy and capacity in amounts sufficient for us to meet our POLR obligation to deliver electric energy, beginning in 2002 through 2009, at the pre-determined "capped" rates we may charge to our POLR customers. PPL EnergyPlus was the low bidder and was selected to provide us with energy and capacity sufficient to meet our POLR obligations from 2002 through 2009. Under the new supply contract, PPL EnergyPlus will provide the energy and capacity at the pre-determined "capped" rates. We will also pay PPL EnergyPlus $90 million by January 1, 2002, to offset the difference between the revenues expected under the pre-determined "capped" rates and projected market prices through the life of the supply agreement (as projected by PPL EnergyPlus when it submitted its bid). The purpose of obtaining the generation supply agreement is to reduce the supply and price risk we would otherwise bear through 2009 in connection with our POLR obligation.

     The new POLR agreement contains certain credit and security provisions designed to mitigate each party's risk in the event of a failure by the other party to perform its obligations. Among other things, each of the parties is required, upon the request of the other party, to provide performance assurance to the other party in the form of cash, letters of credit or other security to the extent that, as of any date of determination, the difference between the assumed ongoing POLR revenue and the market value of energy and capacity exceeds certain specified thresholds, or if the other party has reasonable grounds to believe that the first party's creditworthiness or performance will become unsatisfactory. The current thresholds requiring a party to post collateral as performance assurance are, in the case of PPL EnergyPlus' obligations, $100 million, and in the case of our obligations, $150 million. For example, if, as of any determination date, the market value of energy and capacity required to meet the POLR obligations exceeded the then assumed future POLR revenues by more than $100 million, PPL EnergyPlus would be required by the agreement to post performance assurance in the form of cash, letters of credit or other security, but only to the extent of such excess over $100 million. If the excess were less than $100 million, no performance assurance would generally be required. In addition, based on current performance assurance limits, no party is required to provide collateral in excess of $300 million. While these security provisions are designed to mitigate our risk in the event of a failure by PPL EnergyPlus to perform its obligations under the POLR contract, in such event, we would remain obligated to provide POLR services through 2009, absent any rate relief, at the pre-determined "capped" rates. In this case, we would probably need to secure electricity to meet our POLR obligation through purchases in the wholesale electric market at prices which could be substantially higher or lower than the pre-determined "capped" rates, depending on market conditions at that time.

     The POLR contract has been filed with the PUC and the FERC, and we have requested approvals by the end of July.

     AMENDMENTS TO ARTICLES OF INCORPORATION AND BYLAWS

     A special meeting of our shareowners is to be held on July 17, 2001 for the purpose of approving the plan of division and the amendments to our Articles of Incorporation and Bylaws referred to above. PPL Corporation holds all of the shares of our common stock, which represents 99% of the voting shares in PPL Electric. Thus, PPL Corporation's approval will assure approval of the plan of division, including the amendments to the Articles of Incorporation and the Bylaws, at the special meeting. The plan of division and the amendments to the Articles of Incorporation and Bylaws will become effective upon filing of articles of division and the plan of division with the Secretary of State of the Commonwealth of Pennsylvania.

     As compared with our current Articles of Incorporation, the amended Articles of Incorporation will:

     o Require that our Board of Directors include at all times at least one individual who is not, and within the previous five years was not, a shareholder, director, officer, employee, customer, supplier or major creditor of us or any affiliated entity (an "Independent Director"); and

     o Require the Independent Director's consent to any action by us (1) to amend the specified corporate governance and operating provisions of the amended Articles of Incorporation and Bylaws that are designed to reinforce our corporate separateness from affiliated companies, or (2) to file a petition commencing a voluntary bankruptcy case, or take similar specified actions.

     The amended Bylaws are designed to reinforce our legal separateness from our affiliates, and among other things, will require us to:

     o Engage, whether directly or indirectly through subsidiaries, only (except to the extent mandated by or necessary to comply with obligations imposed by applicable law or regulation) in (1) the electric transmission and distribution businesses and (2) those business activities that are related to or arise out of its electric transmission and distribution businesses (including, by way of example, activities associated with our POLR obligations);

     o Remain separate from PPL Corporation and its other affiliates in a number of specific ways:

          o Our funds and other assets may not be commingled with the funds and assets of other PPL entities and we must pay our own liabilities out of our own funds;

          o We may not hold ourself out as liable for the debts of any of the other PPL entities;

          o We must hold ourself out as a separate entity, conduct our business in our own name, act solely in our own corporate name and conduct our business so as not to mislead others as to our identity;

          o We must maintain separate accounts and separate books and records of accounts and financial statements;

          o We must observe all formalities required by our Articles of Incorporation and Bylaws and the Pennsylvania Business Corporation Law;

          o Our capitalization must be adequate in light of our business and purpose;

          o We may not guarantee or become obligated for the debts of PPL Corporation or any of our other affiliates or make our credit available to satisfy the obligations of, or pledge our assets for the benefit of, PPL Corporation or any other affiliate, with specified exceptions for existing guarantees and guarantees of subsidiary obligations;

          o We must maintain an arms-length relationship with PPL Corporation and its other affiliates;

          o Our officers and directors must make all decisions with respect to our businesses and daily operations independent of, and not dictated by, PPL Corporation or any of its other affiliates, in accordance with applicable law; and

     o To operate in such manner as our Board of Directors deems reasonable and necessary or appropriate to preserve our separateness from PPL Corporation or any of its other affiliates.

     We have agreed in the Indenture, that for so long as the Debt Securities remain outstanding, we will comply in all material respects with the separateness provisions in our Articles of Incorporation and Bylaws, as such provisions may be amended from time to time in accordance with the provisions of the Articles of Incorporation and Bylaws.

     The amended Articles of Incorporation and Bylaws will permit our Board of Directors to adopt additional amendments to the Bylaws, including amendments that revise or eliminate provisions that are designed to reinforce our legal separateness from our affiliates. However, any such amendment must be approved unanimously by our Board of Directors, including the Independent Director.

     The requirement of an independent director is intended to ensure that the provisions in the amended Articles of Incorporation and Bylaws that are designed to reinforce our corporate separateness from our affiliates will not be eliminated or revised without an independent decision based upon the best interests of PPL Electric and the groups whose interests the directors may properly consider, including Holders of the Debt Securities.

     In discharging their duties as directors, including with regard to any action contemplated by the foregoing or with regard to any action taken or determination made at any time when we are insolvent, the amended Articles of Incorporation will permit the directors, in considering the best interests of PPL Electric, to consider the effects of any action upon any groups affected by such action, including holders of the Debt Securities and our other creditors. In considering the best interests of PPL Electric or the effects of any action, the directors will not be required to regard the interests of our shareowners as a dominant or controlling interest or factor.

     INDEPENDENT ADMINISTRATOR

     Our board of directors will appoint the Independent Administrator to monitor specified formalities and activities that support our legal separateness from PPL Corporation and the other affiliates of PPL Corporation. We will enter into a Compliance Administration Agreement with the Independent Administrator that requires the Independent Administrator to review, on a semi-annual basis, certain information relating to our activities. In addition, the Compliance Administration Agreement will require our officers to certify, semi-annually, our compliance with particular formalities intended to reinforce this legal separateness. The Independent Administrator will also make semi-annual compliance reports to us, and in the event of continuation of noncompliance beyond specified grace periods, will send a notice directing us to cease payment of dividends on our common stock. Further, continuance of such noncompliance could give rise to an event of default with respect to the Debt Securities. See "Description of the Debt Securities - Events of Default" and "-Certain Additional Agreements of PPL Electric" below.

     The Compliance Administration Agreement can be terminated if we receive Rating Agency Confirmations from each applicable Rating Agency (in each case as defined below), each to the effect that the termination of the Compliance Administration Agreement will not result in the reduction or withdrawal of the ratings on the Debt Securities below the lower of (x) such Rating Agency's rating then in effect or (y) such Rating Agency's Threshold Rating. We may also agree with the Independent Administrator to amend the Compliance Administration Agreement (x) if the amendments are necessary to comply with applicable law or regulation and if our Board of Directors unanimously approves of such amendment or (y) if we deliver an opinion of nationally recognized bankruptcy counsel to the effect that the proposed amendment will not adversely affect the likelihood that our assets and liabilities would be substantively consolidated with those of PPL Corporation or another affiliate of PPL Corporation in the event that PPL Corporation or another PPL Corporation affiliate were to become a debtor in a bankruptcy case.

     THE INFORMATION ABOVE CONCERNING PPL ELECTRIC IS ONLY A SUMMARY AND DOES NOT PURPORT TO BE COMPREHENSIVE. FOR ADDITIONAL INFORMATION CONCERNING PPL ELECTRIC, INCLUDING CERTAIN ASSUMPTIONS, RISKS AND UNCERTAINTIES INVOLVED IN THE FORWARD-LOOKING STATEMENTS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, YOU SHOULD REFER TO THE INFORMATION DESCRIBED IN "WHERE YOU CAN FIND MORE INFORMATION."

     Our offices are located at Two Ninth Street, Allentown, Pennsylvania 18101-1179 and our telephone number is (610) 774-5151.

                                 USE OF PROCEEDS

     Unless we indicate differently in the applicable prospectus supplement, we will use the net proceeds from the sale of the Debt Securities to make payments to PPL EnergyPlus to obtain the energy supply contract described above, to repurchase a portion of our common stock from PPL Corporation, to fund construction expenditures, and for other general corporate purposes, including the reduction of short-term debt currently outstanding having a weighted average interest rate of 4.15%.

                       RATIOS OF EARNINGS TO FIXED CHARGES

     The following table sets forth our ratios of earnings to fixed charges for the periods indicated:

                             TWELVE MONTHS
                                 ENDED                 YEAR ENDED DECEMBER 31,
                             --------------   -----------------------------------------
                             March 31, 2001   2000      1999     1998     1997     1996
                             --------------   ----      ----     ----     ----     ----
Ratio of earnings to
  fixed charges (a) (b).....    2.15(c)       2.72(c)   3.54     3.94     3.48     3.51

     (a) The ratios presented for 2001, 2000, 1999 and 1998 are based on net income excluding extraordinary items.

     (b) Excluding non-recurring items, the ratio of earnings to fixed charges are as follows: March 31, 2001, 1.99; 2000, 2.56; 1999, 3.35; and
          1998, 3.53.

     (c) Prior to July 1, 2000 the ratios reflect our generation and marketing operations. Due to the corporate realignment on July 1, 2000, prior years are not comparable to 2001 and 2000.

                       DESCRIPTION OF THE DEBT SECURITIES

     The following description sets forth certain general terms and provisions of the Debt Securities that we may offer by this prospectus. We will describe the particular terms of Debt Securities, and provisions that vary from those described below, in one or more prospectus supplements.

     We may issue the Debt Securities from time to time in the future in one or more series. We will issue the Debt Securities under the Indenture.

     A form of the Indenture is filed as an exhibit to the registration statement. The Indenture and its associated documents contain the full legal text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the Debt Securities or the Indenture. This summary is subject to and qualified in its entirety by reference to all the provisions of the Indenture, including definitions of certain terms used in the Indenture. We also include references in parentheses to certain sections of the Indenture. Whenever we refer to particular sections or defined terms of the Indenture in this prospectus or in a prospectus supplement, such sections or defined terms are incorporated by reference herein or in the prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of your securities described in the applicable prospectus supplement or supplements. The Indenture has been qualified under the Trust Indenture Act, and you should also refer to the Trust Indenture Act for provisions that apply to the Debt Securities.

     There is no requirement under the Indenture that PPL Electric issue future issuances of debt securities exclusively under the Indenture, and PPL Electric will be free to employ other indentures or agreements containing provisions different from those included in the Indenture or applicable to one or more issues of Debt Securities, in connection with future issues of such other debt securities.

GENERAL

     We may issue an unlimited amount of Debt Securities or other securities under the Indenture, subject to certain conditions. See "Issuance of Additional Indenture Securities." The Debt Securities and all other debt securities issued under the Indenture are collectively referred to herein as the "Indenture Securities."

     Until the Release Date described below, the Debt Securities will be issued on the basis of, and primarily secured by, one or more series of 1945 Mortgage Bonds issued and delivered by PPL Electric to the Trustee, and the other collateral described below. See "--Security" and "Issuance of Additional Indenture Securities" below. ON THE RELEASE DATE, AND SUBJECT TO RECEIVING THE NECESSARY RATING AGENCY CONFIRMATIONS DESCRIBED BELOW, THE INDENTURE SECURITIES WILL CEASE TO BE SECURED AND WILL BECOME OUR UNSECURED GENERAL OBLIGATIONS, RANKING ON A PARITY WITH OUR OTHER SENIOR UNSECURED INDEBTEDNESS.

     Prior to the issuance of each series, certain terms of the particular Debt Securities have to be specified in or pursuant to a supplemental indenture, a board resolution, or one or more officer's certificates. We refer you to the applicable prospectus supplement(s) for a description of the following terms of the series of Debt Securities:

     (a)  the title of such Debt Securities;

     (b)  any limit upon the principal amount of such Debt Securities;

     (c) the date or dates on which principal will be payable or how to determine such dates;

     (d) the rate or rates or method of determination of interest; the date from which interest will accrue; the dates on which interest will be payable ("Interest Payment Dates"); and any record dates for the interest payable on such Interest Payment Dates;

     (e) any obligation or option of PPL Electric to redeem, purchase or repay Debt Securities, including any obligations pursuant to any sinking fund or similar redemption provisions, or any option of the Holder to require PPL Electric to redeem or repurchase Debt Securities, and the terms and conditions upon which such Debt Securities will be redeemed, purchased or repaid;

     (f) the denominations in which such Debt Securities will be issuable (if other than denominations of $1,000 and any integral multiple thereof);

     (g) whether such Debt Securities are to be issued in whole or in part in the form of one or more global Debt Securities and, if so, the identity of the depositary for such global Debt Securities;

     (h) any additional events of default or additional covenants for the benefit of the holders of Debt Securities; and

     (i)  any other terms of such Debt Securities.

PAYMENT OF DEBT SECURITIES

     INTEREST

     Unless we indicate differently in a prospectus supplement, we will pay interest on each Debt Security on each Interest Payment Date by check mailed to the person in whose name such Debt Security is registered (the registered holder of any Indenture Security being called a "Holder" in this prospectus) as of the close of business on the regular record date relating to such Interest Payment Date, except that interest payable at maturity (whether at stated maturity, upon redemption or otherwise, "Maturity") will be paid to the person to whom principal is paid.

     However, if we default in paying interest on a Debt Security, we will pay defaulted interest in either of the two following ways:

     (a) We will first propose to the Trustee a payment date for such defaulted interest. Next, the Trustee will choose a special record date for determining which Holders are entitled to the payment. The special record date will be between 10 and 15 days before the payment date we propose. Finally, we will pay such defaulted interest on the payment date to the Holder of the Debt Security as of the close of business on the Special Record Date.

     (b) Alternatively, we can propose to the Trustee any other lawful manner of payment that is consistent with the requirements of any securities exchange on which such Debt Securities are listed for trading. If the Trustee thinks the proposal is practicable, payment will be made as proposed.

(See Section 307.)

     PRINCIPAL

     Unless we indicate differently in a prospectus supplement, we will pay principal of and any interest and premium on the Debt Securities at Maturity upon presentation of the Debt Securities at the office of The Chase Manhattan Bank in New York, New York, as our paying agent. Any other paying agent initially designated for the Debt Securities of a particular series will be named in the applicable prospectus supplement.

     In our discretion, we may change the place of payment on the Debt Securities, and may remove any Paying Agent and may appoint one or more additional paying agents (including us or any affiliate). (See Section 702.)

FORM; TRANSFERS; EXCHANGES

     Unless otherwise indicated in a prospectus supplement, the Debt Securities will be issued:

     (a)  only in fully registered form;

     (b)  without interest coupons; and

     (c) in denominations that are integral multiples of $1,000. (See Sections 201 and 302.)

     You may have your Debt Securities divided into Debt Securities of smaller denominations (of at least $1,000) or combined into Debt Securities of larger denominations, as long as the total principal amount is not changed. This is called an "exchange." (See Section 305.)

     You may exchange or transfer Debt Securities at the office of the Trustee. The Trustee acts as our agent for registering Debt Securities in the names of holders and transferring debt securities. We may appoint another agent (including one of our affiliates) or act as our own agent for this purpose. The entity performing the role of maintaining the list of registered holders is called the "Security Registrar." It will also perform transfers. (See Section 305.)

     In our discretion, we may change the place for registration of transfer of the Debt Securities and may change the Security Registrar. (See Sections 305 and 702.)

     Except as otherwise provided in a prospectus supplement, there will be no service charge for any transfer or exchange of the Debt Securities, but you may be required to pay a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange. We may block the transfer or exchange of (a) Debt Securities during a period of 15 days prior to giving any notice of redemption or (b) any Debt Security selected for redemption in whole or in part, except the unredeemed portion of any Debt Security being redeemed in part. (See Section 305.)

REDEMPTION

     We will set forth any terms for the redemption of Debt Securities in a prospectus supplement. Unless we indicate differently in a prospectus supplement, and except with respect to Debt Securities redeemable at the option of the Holder, Debt Securities will be redeemable upon notice by mail between 30 and 60 days prior to the redemption date. If less than all of the Debt Securities of any series or any tranche thereof are to be redeemed, the Trustee will select the Debt Securities to be redeemed. In the absence of any provision for selection, the Trustee will choose a method of random selection as it deems fair and appropriate. (See Sections 503 and 504.)

     Debt Securities will cease to bear interest on the redemption date. PPL Electric will pay the redemption price and any accrued interest to the redemption date once you surrender the Debt Security for redemption. (See
Section 505.) If only part of a Debt Security is redeemed, the Trustee will deliver to you a new Debt Security of the same series for the remaining portion without charge. (See Section 506.)

     We may make any redemption at our option conditional upon the receipt by the Paying Agent, on or prior to the date fixed for redemption, of money sufficient to pay the redemption price. If the Paying Agent has not received such money by the date fixed for redemption, we will not be required to redeem such Debt Securities. (See Section 504.)

SECURITY

     Except as described below under this heading and under "Issuance of Additional Indenture Securities," and subject to the exceptions we discuss under "Discharge of Lien; Release Date" and under "Satisfaction and Discharge," all Indenture Securities will be secured, equally and ratably, by:

     (a) an equal principal amount of first mortgage bonds issued under the 1945 Mortgage, and delivered to the Trustee under the Indenture, and other Class A Bonds as described below; as discussed under "Description of the 1945 Mortgage Bonds - Security," the 1945 Mortgage constitutes, subject to certain exceptions, a first mortgage lien on substantially all of our electric transmission and distribution properties; and

     (b) the lien of the Indenture on substantially all of our tangible electric transmission and distribution property located in Pennsylvania, which lien is junior to the lien of the 1945 Mortgage. We sometimes refer to our property that is subject to the lien of the Indenture as "Mortgaged Property."

     See "Discharge of Lien; Release Date" for a discussion of provisions of the Indenture pursuant to which, subject to the satisfaction of the specified conditions, the lien of the Indenture would be discharged and the Indenture Securities would become our unsecured obligations.

     CLASS A BONDS

     As discussed below under "Certain Additional Agreements of PPL Electric - Consolidation, Merger and Conveyance of Assets as an Entirety," we will be permitted to merge or consolidate with another company upon meeting specified requirements, including, under certain circumstances, a requirement that we deliver written evidence to the Trustee to the effect that the merger or consolidation will not result in the withdrawal or reduction of the ratings on the outstanding Debt Securities by three Rating Agencies (as defined below) below the lower of the ratings then in effect or certain specified threshold ratings described below. See "Certain Additional Agreements of PPL Electric - Ratings" below. Following a merger or consolidation of another company into us, we could deliver to the Trustee bonds issued under an existing mortgage on the properties of such other company in lieu of or in addition to bonds issued under the 1945 Mortgage. In such event, the Indenture Securities would be secured, additionally, by such bonds and by the lien of the Indenture on the properties of such other company, which would be junior to the liens of such existing mortgage and the 1945 Mortgage. The 1945 Mortgage and all such other mortgages are hereinafter collectively referred to as the "Class A Mortgages," and all bonds issued under the Class A Mortgages and delivered to the Trustee are hereinafter collectively referred to as the "Class A Bonds." (See Section 1706.)

     Class A Bonds, including 1945 Mortgage Bonds, that are the basis for the authentication and delivery of Indenture Securities (a) will be delivered to, and registered in the name of, the Trustee or its nominee and will be owned and held by the Trustee, subject to the provisions of the Indenture, for the benefit of the Holders of all Indenture Securities outstanding from time to time; (b) will mature or be subject to mandatory redemption on the same dates, and in the same principal amounts, as such Indenture Securities; and (c)(i) may, but need not, bear interest and (ii) may, but need not, contain provisions for the redemption at our option, any such redemption to be made at a redemption price or prices not less than the principal amount of such Class A Bonds. (See Sections 1602 and 1701). To the extent that Class A Bonds do not bear interest, holders of Indenture Securities will not have the benefit of the lien of a Class A Mortgage in respect of an amount equal to accrued interest, if any, on the Indenture Securities; however, such holders will nevertheless have the benefit of the lien of the Indenture in respect of the amount of accrued interest.

     Any payment by us of principal of or premium or interest on the Class A Bonds delivered to and held by the Trustee will be applied by the Trustee to the payment of any principal, premium or interest, as the case may be, in respect of the Indenture Securities which is then due. Our obligation under the Indenture to make such payment in respect of the Indenture Securities will be deemed satisfied and discharged to the extent of such payment. If, at the time of any such payment of principal of Class A Bonds, there is no principal then due in respect of the Indenture Securities, the proceeds of the payment will constitute Funded Cash and will be held by the Trustee as part of the Mortgaged Property, to be withdrawn, used or applied as provided in the Indenture. If, at the time of any such payment of premium or interest on Class A Bonds, there is no premium or interest then due on the Indenture Securities, the payment will be remitted to us at our request; except that, if any Event of Default, as described below, has occurred and is continuing, the payment will be held as part of the Mortgaged Property until the Event of Default has been cured or waived. (See
Section 1702 and "Withdrawal of Cash" below.)

     Any payment by us on Indenture Securities authenticated and delivered on the basis of the delivery to the Trustee of Class A Bonds (other than by application of the proceeds of a payment in respect of such Class A Bonds) will, to the extent thereof, be deemed to satisfy and discharge our obligations, if any, to make a corresponding payment, in respect of such Class A Bonds which is then due. (See Section 1702).

     The Trustee may not sell, assign or otherwise transfer any Class A Bonds except to a successor trustee under the Indenture. (See Section 1704.) At the time any Indenture Securities which have been authenticated and delivered upon the basis of Class A Bonds, cease to be outstanding (other than as a result of the application of the proceeds of the payment or redemption of such Class A Bonds), the Trustee will surrender to us, or upon our order, an equal principal amount of such Class A Bonds. (See Section 1703.)

     When no Class A Bonds are outstanding under a Class A Mortgage except for Class A Bonds delivered to and held by the Trustee, then, at our request and subject to satisfaction of certain conditions, the Trustee will surrender such Class A Bonds for cancellation, the related Class A Mortgage will be satisfied and discharged, the lien of such Class A Mortgage on our property subject thereto will cease to exist and the priority of the lien of the Indenture, as to such property, will be increased accordingly. (See Section 1703.) If and when no Class A Mortgages are in effect, the Indenture will constitute a direct, first mortgage lien on our electric utility property, subject to certain Permitted Liens and certain other exceptions described below (see "Lien of the Indenture" below).

     At the date of this prospectus, the only Class A Mortgage is the 1945 Mortgage, and the only Class A Bonds issuable at this time are 1945 Mortgage Bonds issuable under the 1945 Mortgage. Upon discharge of the 1945 Mortgage and assuming no other Class A Mortgage exists at the time, the lien of the Indenture would become a first mortgage lien, subject to certain Permitted Liens as referred to below.

     LIEN OF THE INDENTURE

     The Indenture creates a lien on substantially all tangible properties of PPL Electric in Pennsylvania used in the transmission and distribution of electric energy, other than certain excepted property and subject to certain permitted liens, in each case as described below. We sometimes refer to PPL Electric's transmission and distribution properties of the type subject to the lien of the Indenture, regardless of whether the Release Date has occurred, but exclusive of Excepted Property described below, as "Electric Utility Property." At the date of this prospectus, substantially all of such property, while subject to the lien of the Indenture, is also subject to the prior lien of the 1945 Mortgage. For so long as the 1945 Mortgage is in effect, the Indenture Securities will have the benefit of the first mortgage lien of the 1945 Mortgage on such property, and the benefit of the prior lien of any additional Class A Mortgage on any property subject thereto, to the extent of the aggregate principal amount of Class A Bonds, issued under the respective Class A Mortgages, held by the Trustee.

     PERMITTED LIENS. The lien of the Indenture is subject to permitted liens described in the Indenture. Such permitted liens include liens existing at the execution date of the Indenture, liens on property at the time we acquire such property, tax liens and other governmental charges which are not delinquent or which are being contested in good faith, mechanics', construction and materialmen's liens, certain judgment liens, easements, reservations and rights of others (including governmental entities) in, and defects of title in, our property, certain leases and leasehold interests, liens to secure public obligations, rights of others to take minerals, timber, electric energy or capacity, gas, water, steam or other products produced by us or by others on our property, rights and interests of Persons other than us arising out of agreements relating to the common ownership or joint use of property, and liens on the interests of such Persons in such property, liens which have been bonded or for which other security arrangements have been made, liens created in connection with the issuance of tax-exempt debt securities, purchase money liens and liens related to the construction or acquisition of property, or the development or expansion of property, liens which secure specified Indenture Securities equally and ratably with other obligations, and additional liens on any of our property (other than Excepted Property, as described below) to secure debt for borrowed money in an aggregate principal amount not exceeding 10% of the total assets of PPL Electric and its consolidated subsidiaries, as shown on the latest audited balance sheet of PPL Electric and such subsidiaries. (See Granting Clauses and Section 101 and Section 707.)

     The Indenture provides that the Trustee will have a lien, prior to the lien on behalf of the holders of Indenture Securities, upon the Mortgaged Property for the payment of its reasonable compensation and expenses and for indemnity against certain liabilities. (See Section 1007.) Any such lien would be a Permitted Lien under the Indenture.

     EXCEPTED PROPERTY. The lien of the Indenture does not cover, among other things, the following types of property: property located outside of Pennsylvania; property not used in the electric transmission and distribution business; cash and securities not paid, deposited or held under the Indenture; contracts, leases and other agreements of all kinds, contract rights, bills, notes and other instruments, accounts receivable, claims, demands and judgments; governmental and other licenses, permits, franchises, consents and allowances; intellectual property rights and other general intangibles; vehicles, movable equipment, aircraft and vessels; all goods, stock in trade, wares, merchandise and inventory held for sale or lease in the ordinary course of business; materials, supplies, inventory and other personal property consumable in the operation of our business; fuel; tools and equipment; furniture and furnishings; computers and data processing, telecommunications and other facilities used primarily for administrative or clerical purposes or otherwise not used in connection with the operation or maintenance of electric transmission and distribution facilities; coal, ore, gas, oil and other minerals and timber rights; electric energy, gas, steam, water and other products generated, produced, manufactured, purchased or otherwise acquired; real property and facilities used primarily for the production or gathering of natural gas; and leasehold interests. We sometimes refer to property of PPL Electric not covered by the lien of the Indenture as "Excepted Property." (See Granting Clauses.)

     We may enter into supplemental Indentures with the Trustee, without the consent of the Holders, in order to subject additional property (including property that would otherwise be excepted from such lien) to the lien of the Indenture. (See Section 1301.) This property would constitute Property Additions and would be available as a basis for the issuance of Indenture Securities. See "Issuance of Additional Indenture Securities."

     The Indenture provides that after-acquired Electric Utility Property (other than Excepted Property) will be subject to the lien of the Indenture. (See Granting Clause Second.) However, in the case of consolidation or merger (whether or not we are the surviving company) or transfer of the Mortgaged Property as or substantially as an entirety, the Indenture will not be required to be a lien upon any of the properties either owned or subsequently acquired by the successor company except properties acquired from us in or as a result of such transfer, as well as improvements, extensions and additions (as defined in the Indenture) to such properties and renewals, replacements and substitutions of or for any part or parts thereof. (See Section 1203 and "Consolidation, Merger and Conveyance of Assets as an Entirety" below.)

     See "Discharge of Lien; Release Date" for a discussion of provisions of the Indenture pursuant to which, subject to the satisfaction of specified conditions, all the Mortgaged Property would be released from the lien of the Indenture and Indenture Securities would become our unsecured obligations.

     ISSUANCE OF ADDITIONAL INDENTURE SECURITIES

     Subject to the issuance restrictions described below, the maximum principal amount of Indenture Securities that may be authenticated and delivered under the Indenture is unlimited. (See Section 301.) Indenture Securities of any series may be issued from time to time on the basis of, and in an aggregate principal amount not exceeding:

     (a) the aggregate principal amount of Class A Bonds delivered to the Trustee;

     (b) the Cost or Fair Value to PPL Electric (whichever is less) of Property Additions (as described below) which do not constitute Funded Property (generally, Property Additions which have been made the basis of the authentication and delivery of Indenture Securities, the release of Mortgaged Property or the withdrawal of cash, which have been substituted for retired Funded Property or which have been used for other specified purposes) after certain deductions and additions, primarily including adjustments to offset property retirements;

     (c) the aggregate principal amount of Retired Securities, but if Class A Bonds had been made the basis for the authentication and delivery of such Retired Securities, only after the discharge of the related Class A Mortgage; or

     (d)  an amount of cash deposited with the Trustee. (See Article Sixteen.)

     Property Additions generally include any property which is owned by PPL Electric and is subject to the lien of the Indenture. (See Section 104.)

     We expect that, until the 1945 Mortgage has been discharged, we will issue Indenture Securities primarily on the basis of Class A Bonds issued under our 1945 Mortgage. However, we have reserved the right to issue additional Indenture

Securities on the basis of property additions, retired Indenture Securities and cash deposits, and not on the basis of Class A Bonds issued under our 1945 Mortgage.

     LIMITATION ON ISSUANCE OF ADDITIONAL SECURITIES

     We have agreed that for so long as the Debt Securities are outstanding, we will not issue additional Indenture Securities (other than Indenture Securities issued to refund outstanding Indenture Securities, outstanding bonds issued under the 1945 Mortgage or other Class A Bonds, and other than Indenture Securities issuable upon permitted transfers and exchanges, or for lost or mutilated Indenture Securities) unless we have received Rating Agency Confirmations from each applicable Rating Agency (in each case as defined below), each to the effect that the issuance of such additional Indenture Securities will not result in the reduction or withdrawal of the ratings on the Debt Securities below the lower of (x) such Rating Agency's rating then in effect or (y) such Rating Agency's Threshold Rating. (See Supplemental Indenture, Section 102.)

     RELEASE OF PROPERTY

     Unless an Event of Default has occurred and is continuing, we may obtain the release from the lien of the Indenture of any Mortgaged Property, except for cash held by the Trustee, upon delivery to the Trustee of an amount in cash equal to the amount, if any, by which the Cost of the property to be released (or, if less, the Fair Value to us of such property at the time it became Funded Property) exceeds the aggregate of:

     (a) an amount equal to the aggregate principal amount of obligations secured by Purchase Money Liens upon the property to be released and delivered to the Trustee;

     (b) an amount equal to the Cost or Fair Value to us (whichever is less) of certified Property Additions not constituting Funded Property after certain deductions and additions, primarily including adjustments to offset property retirements (except that such adjustments need not be made if such Property Additions were acquired or made within the 90-day period preceding the release);

     (c) the aggregate principal amount of Indenture Securities we would be entitled to issue on the basis of Retired Securities (with such entitlement being waived by operation of such release);

     (d) the aggregate principal amount of Indenture Securities delivered to the Trustee (with such Indenture Securities to be canceled by the Trustee);

     (e) any amount of cash and/or an amount equal to the aggregate principal amount of obligations secured by Purchase Money Liens upon the property released delivered to the trustee or other holder of a lien prior to the lien of the Indenture, subject to certain limitations described below; and

     (f) any taxes and expenses incidental to any sale, exchange, dedication or other disposition of the property to be released.

(See Section 1803.)

     Property which is not Funded Property may generally be released from the lien of the Indenture without depositing any cash or property with the Trustee as long as (a) the aggregate amount of Cost or Fair Value to us (whichever is less) of all Property Additions which do not constitute Funded Property (excluding the property to be released) after certain deductions and additions, primarily including adjustments to offset property retirements, is not less than zero or (b) the Cost or Fair Value (whichever is less) of property to be released does not exceed the aggregate amount of the Cost or Fair Value to us (whichever is less) of Property Additions acquired or made within the 90-day period preceding the release. (See Section 1804.)

     The Indenture provides simplified procedures for the release of property which has been released from the lien of a Class A Mortgage, minor properties and property taken by eminent domain, and provides for dispositions of certain obsolete property and grants or surrender of certain rights without any release or consent by the Trustee. (See Sections 1802, 1805 and 1807.)

     If we retain any interest in any property released from the lien of the Indenture, the Indenture will not become a lien on such property or such interest therein or any improvements, extensions or additions to such property or renewals, replacements or substitutions of or for such property or any part or parts thereof. (See Section 1810.)

     WITHDRAWAL OF CASH

     Unless an Event of Default has occurred and is continuing, and subject to certain limitations, cash held by the Trustee may, generally, (1) be withdrawn by us (a) to the extent of the Cost or Fair Value to us (whichever is less) of Property Additions not constituting Funded Property, after certain deductions and additions, primarily including adjustments to offset retirements (except that such adjustments need not be made if such Property Additions were acquired or made within the 90-day period preceding the withdrawal) or (b) in an amount equal to the aggregate principal amount of Indenture Securities that we would be entitled to issue on the basis of Retired Securities (with the entitlement to such issuance being waived by operation of such withdrawal) or (c) in an amount equal to the aggregate principal amount of any outstanding Indenture Securities delivered to the Trustee, or (2) upon our request, be applied to (a) the purchase of Indenture Securities or (b) the payment (or provision for payment) at stated maturity of any Indenture Securities or the redemption (or provision for payment) of any Indenture Securities which are redeemable (see Section
1806); except that cash deposited with the Trustee as the basis for the authentication and delivery of Indenture Securities, as well as cash representing a payment of principal of Class A Bonds, may, in addition, be withdrawn in an amount equal to the aggregate principal amount of Class A Bonds delivered to the Trustee. (See Sections 1605 and 1702.)

     DISCHARGE OF LIEN; RELEASE DATE

     At any time after all Class A Mortgages have been satisfied and discharged, as discussed in "Security," the Indenture may be amended and supplemented, without the consent of the holders of Debt Securities or any other Indenture Securities, to eliminate all terms and conditions relating to security for the Indenture Securities, with the result that our obligations under the Indenture and the Indenture Securities (including the Debt Securities) would be entirely unsecured. We refer to the date on which the elimination of security occurs as the "Release Date."

     The occurrence of the Release Date is subject to our delivery of the following documents to the Trustee:

     (a)  an officer's certificate stating that

          (1) to his knowledge, no Event of Default has occurred and is continuing; and

          (2)  all Class A Mortgages have been discharged;

     (b) Rating Agency Confirmations from each applicable Rating Agency, each to the effect that such amendment and supplement will not result in the reduction or withdrawal of the ratings on the Debt Securities below the lower of (x) such Rating Agency's rating then in effect, and
          (y) such Rating Agency's Threshold Rating; and

     (c) an opinion of counsel to the effect that none of our Electric Utility Property, other than Excepted Property, is subject to any lien other than the lien of the Indenture and Permitted Liens.

     Upon the execution and delivery of the amendment of the Indenture as contemplated above, the lien of the Indenture will be deemed to have been satisfied and discharged and the Trustee will release the Mortgaged Property from the lien of the Indenture. (See Section 1811.)

     LIMITATION ON SECURED DEBT

     Unless we specify differently in a prospectus supplement for the Debt Securities, after the Release Date, so long as any of the Debt Securities remain outstanding, we will not issue any Secured Debt other than Permitted Secured Debt (in each case as defined below) without the consent of the Holders of a majority in principal amount of the outstanding Indenture Securities of all series with respect to which this covenant is made, considered as one class; provided, however, that this covenant will not prohibit the creation, issuance, incurrence or assumption of any Secured Debt if either:

     (a) we make effective provision whereby all Debt Securities and other affected Indenture Securities then outstanding will be secured equally and ratably with such Secured Debt; or

     (b) we deliver to the Trustee bonds, notes or other evidences of indebtedness secured by the lien which secures such Secured Debt in an aggregate principal amount equal to the aggregate principal amount of the Debt Securities and other affected Indenture Securities then outstanding and meeting certain other requirements set forth in the Indenture.

     "Secured Debt" means Debt created, issued, incurred or assumed by us which is secured by a lien upon any of our property (other than Excepted Property).

     "Debt" means:

     (a) our indebtedness for borrowed money evidenced by a bond, debenture, note or other written instrument or agreement by which we are obligated to repay such borrowed money; and

     (b)  any guaranty by us of any such indebtedness of another person.

     "Debt" does not include, among other things:

     (w) indebtedness under any installment sale or conditional sale agreement or any other agreement relating to indebtedness for the deferred purchase price of property or services;

     (x) any trade obligations (including any obligations under power or other commodity purchase agreements and any associated hedges or derivatives) or other obligations in the ordinary course of business; or

     (y) obligations under any lease agreement (including any lease intended as security), whether or not such obligations are required to be capitalized on our balance under generally accepted accounting principles;

     (z) liabilities secured by any lien on our property if and to the extent we have not assumed or otherwise become liable for the payment thereof.

     "Permitted Secured Debt" means, as of any particular time:

     (a) Secured Debt which matures less than one year from the date of the issuance or incurrence and is not extendible at the option of the issuer; and any refundings, refinancings and/or replacements of any such Secured Debt by or with similar Secured Debt;

     (b) Secured Debt secured by Purchase Money Liens or any other liens existing or placed upon property at the time of, or within one hundred eighty (180) days after, the acquisition thereof by us, and any refundings, refinancings and/or replacements of any such Secured Debt; provided, however, that no such Purchase Money Lien or other Lien shall extend to or cover any of our property other than (1) the property so acquired and improvements, extensions and additions to such property and renewals, replacements and substitutions of or for the property or any part or parts of the property and (2) with respect to Purchase Money Liens, other property subsequently acquired by us;

     (c) Secured Debt relating to governmental obligations the interest on which is not included in gross income for purposes of federal income taxation pursuant to Section 103 of the Internal Revenue Code of 1986, as amended (or any successor provision of law), for the purpose of financing or refinancing, in whole or in part, costs of acquisition or construction of property to be used by us, to the extent that the lien which secures the Secured Debt is required either by applicable law or by the issuer of such governmental obligations or is otherwise necessary in order to establish or maintain the exclusion from gross income; and any refundings, refinancings and/or replacements of any Secured Debt by or with similar Secured Debt;

     (d) Secured Debt (i) which is related to the construction or acquisition of property not previously owned by us or (ii) which is related to the financing of a project involving the development or expansion of our property and (iii) in either case, the obligee in respect of which has no recourse to us or any of our property other than the property constructed or acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (or the proceeds of such property or such project); and any refundings, refinancings and/or replacements of any such Secured Debt by or with Secured Debt described in clause (iii) above;

     (e) Secured Debt permitted as described in the first paragraph under "Limitation on Secured Debt" above; and

     (f) in addition to the Permitted Secured Debt described in clauses (a) through (e) above, Secured Debt not otherwise so permitted in an aggregate principal amount not exceeding 10% of the total assets of

          PPL Electric and our consolidated subsidiaries, as shown on our latest consolidated balance sheet, audited by independent certified public accountants.

(See Section 707.)

EVENTS OF DEFAULT

     An "Event of Default" occurs under the Indenture if

     (a) we do not pay any interest on any Indenture Securities within 30 days of the due date;

     (b) we do not pay principal or premium on any Indenture Securities on its due date;

     (c) the Independent Administrator delivers a notice to the Trustee of our material, continuing noncompliance under the Compliance Administration Agreement, which noncompliance has continued for a period of 90 business days without correction as provided in such agreement;

     (d) we remain in breach of any other covenant (excluding covenants specifically dealt with elsewhere in this section) in respect of any Indenture Securities for 90 days after we receive a written notice of default stating we are in breach and requiring remedy of the breach; the notice must be sent by either the Trustee or Holders of 25% of the principal amount of Indenture Securities; the Trustee or such Holders can agree to extend the 90-day period and such an agreement to extend will be automatically deemed to occur if we are diligently pursuing action to correct the default;

     (e) we file for bankruptcy or certain other events in bankruptcy, insolvency, receivership or reorganization occur;

     (f) for so long as the Trustee holds any outstanding Class A Bonds which were delivered as the basis for the authentication and delivery of outstanding Indenture Securities, the occurrence of a matured event of default under the related Class A Mortgage (other than any such matured event of default which (i) is not a failure to make payments on Class A Bonds and is not of similar kind or character to the Event of Default described in clause (e) above and (ii) has not resulted in the acceleration of the outstanding Class A Bonds under such Class A Mortgage); provided, however, that the waiver or cure of such event of default under a Class A Mortgage will constitute a waiver and cure of the corresponding Event of Default under the Indenture, and the rescission and annulment of the consequences thereof will constitute a rescission and annulment of the corresponding consequences under the Indenture; or

     (g) any other Event of Default specified in the prospectus supplement occurs.

(See Section 901.)

REMEDIES

     ACCELERATION

     If an Event of Default occurs and is continuing, then either the Trustee or the Holders of 25% in principal amount of the outstanding Indenture Securities may declare the principal amount of all of the Indenture Securities to be due and payable immediately. (See Section 902.)

     RESCISSION OF ACCELERATION

     After the declaration of acceleration has been made and before the Trustee has obtained a judgment or decree for payment of the money due, such declaration and its consequences will be rescinded and annulled, if

     (a)  we pay or deposit with the Trustee a sum sufficient to pay:

          (1)  all overdue interest;

          (2) the principal of and any premium which have become due otherwise than by such declaration of acceleration and overdue interest thereon;

          (3)  interest on overdue interest to the extent lawful; and

          (4)  all amounts due to the Trustee under the Indenture; and

     (b) all Events of Default, other than the nonpayment of the principal which has become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture.

(See Section 902.) For more information as to waiver of defaults, see "--Waiver of Default and of Compliance" below.

     APPOINTMENT OF RECEIVER AND OTHER REMEDIES

     Subject to the Indenture, under certain circumstances and to the extent permitted by law, if an Event of Default occurs and is continuing prior to the Release Date, the Trustee has the power to appoint a receiver of the Mortgaged Property, and is entitled to all other remedies available to mortgagees and secured parties under the Uniform Commercial Code or any other applicable law. (See Section 917.)

     Upon the occurrence and continuance of an Event of Default after the Release Date, the remedies of the Trustee and the Holders under the Indenture would be limited to the rights of unsecured creditors.

     In addition to every other right and remedy provided in the Indenture, the Trustee may exercise any right or remedy available to the Trustee in its capacity as owner and holder of Class A Bonds which arises as a result of a default or matured event of default under any Class A Mortgage, whether or not an Event of Default under the Indenture has occurred and is continuing. (See
Section 916.)

     CONTROL BY HOLDERS; LIMITATIONS

     Subject to the Indenture, if an Event of Default occurs and is continuing, the Holders of a majority in principal amount of the outstanding Indenture Securities will have the right to

     (a) direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or

     (b) exercise any trust or power conferred on the Trustee with respect to the Indenture Securities.

     The rights of Holders to make direction are subject to the following limitations:

     (a) the Holders' directions may not conflict with any law or the Indenture; and

     (b) the Holders' directions may not involve the Trustee in personal liability where the Trustee believes indemnity is not adequate.

The Trustee may also take any other action it deems proper which is not inconsistent with the Holders' direction. (See Sections 912 and 1003.)

     In addition, the Indenture provides that no Holder of any Indenture Securities will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture for the appointment of a receiver or for any other remedy thereunder unless

     (a) that Holder has previously given the Trustee written notice of a continuing Event of Default;

     (b) the Holders of 25% in aggregate principal amount of the outstanding Indenture Securities have made written request to the Trustee to institute proceedings in respect of that Event of Default and have offered the Trustee reasonable indemnity against costs and liabilities incurred in complying with such request; and

     (c) for 60 days after receipt of such notice, the Trustee has failed to institute any such proceeding and no direction inconsistent with such request has been given to the Trustee during such 60-day period by the Holders of a majority in aggregate principal amount of outstanding Indenture Securities.

Furthermore, no Holder will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other Holders. (See Sections 907 and 1003.)

     However, each Holder has an absolute and unconditional right to receive payment when due and to bring a suit to enforce that right. (See Section 908.)

NOTICE OF DEFAULT

     The Trustee is required to give the Holders of the Indenture Securities notice of any default under the Indenture to the extent required by the Trust Indenture Act, unless such default has been cured or waived; except that in the case of an Event of Default of the character specified above in clause (d) under "Events of Default," no such notice shall be given to such Holders until at least 60 days after the occurrence thereof. (See Section 1002.) The Trust Indenture Act currently permits the Trustee to withhold notices of default (except for certain payment defaults) if the Trustee in good faith determines the withholding of such notice to be in the interests of the Holders.

     We will furnish the Trustee with an annual statement as to our compliance with the conditions and covenants in the Indenture. (See Section 705.)

WAIVER OF DEFAULT AND OF COMPLIANCE

     The Holders of a majority in aggregate principal amount of the outstanding Indenture Securities may waive, on behalf of the Holders of all Indenture Securities, any past default under the Indenture, except a default in the payment of principal, premium or interest, or with respect to compliance with certain provisions of the Indenture that cannot be amended without the consent of the Holder of each outstanding Indenture Security affected. (See Section 913.)

     Compliance with certain covenants in the Indenture or otherwise provided with respect to Indenture Securities may be waived by the Holders of a majority in aggregate principal amount of the affected Indenture Securities, considered as one class. (See Section 706.)

CERTAIN ADDITIONAL AGREEMENTS OF PPL ELECTRIC

     LIMITATION ON DIVIDENDS; RESTRICTED PAYMENTS

     FAILURE TO MEET TARGET COVERAGE RATIO. We have agreed that, for so long as the Debt Securities remain outstanding, we will not declare any dividends or commit to make any other distribution on shares of our common stock (other than dividends and distributions payable in shares of our common stock) or purchase or redeem any shares of common stock other than with proceeds of an additional common stock financing (each such payment, distribution, purchase or redemption, a "Restricted Payment"), if, and for so long as, the average of our Interest Coverage Ratios for the immediate four fiscal quarters preceding the date of declaration of any such Restricted Payment falls below 1.5. We have also agreed that we will not declare any cash dividend on shares of our common stock, or otherwise commit to make any other Restricted Payment, unless such cash dividend or other Restricted Payment is payable within 120 days of the date of declaration or other commitment. (See Supplemental Indenture, Section 102.)

     FAILURE TO COMPLY WITH SPECIFIED SEPARATENESS FORMALITIES. We have also agreed that, for so long as the Debt Securities remain outstanding, if we have received a notice from the Independent Administrator of continuing noncompliance under the Compliance Administration Agreement that we have not corrected within 30 business days as provided in such agreement, we will cease to declare or commit to any Restricted Payments until that noncompliance is so corrected. (See Supplemental Indenture, Section 102.)

     LIMITATION ON ACTIVITIES

     We have agreed that for so long as the Debt Securities remain outstanding, we will not, subject to the requirements of applicable law, regulation or policies of applicable regulatory bodies, engage in any business, either directly or through subsidiaries, other than our electric transmission and distribution businesses and businesses related to or arising out of the electric transmission and distribution businesses. (See Supplemental Indenture, Section 102.)

     LIMITATION ON ACQUISITIONS

     We have also agreed that for so long as the Debt Securities remain outstanding, we will not acquire tangible electric transmission and distribution assets of any other electric transmission and distribution company having a value in excess of 20% of our total consolidated assets as shown on our most recent audited consolidated balance sheet unless we have received Rating Agency Confirmations from each applicable Rating Agency, each to the effect that such acquisition will not result in the reduction or withdrawal of the ratings on the outstanding Debt Securities below the lower of (x) such Rating Agency's rating then in effect or (y) such Rating Agency's Threshold Rating. See "Ratings" below. (See Supplemental Indenture, Section 102.)

     RATE RELIEF

     We have agreed in the Indenture that for so long as the Debt Securities remain outstanding, if, and for so long as, the average of our Interest Coverage Ratios for the immediate four fiscal quarters preceding any date of determination falls below 1.5, we will initiate a filing for rate relief with the PUC within 90 days, unless we are not eligible for such rate relief under applicable law, regulation or orders or policies of the PUC then in effect. (See Supplemental Indenture, Section 102.)

     CONSOLIDATION, MERGER AND CONVEYANCE OF ASSETS AS AN ENTIRETY

     Subject to the provisions described in the next paragraph, we have agreed to preserve our corporate existence. (See Section 704.)

     We have agreed not to consolidate with or merge with or into any other entity or convey, transfer or lease our Electric Utility Property as or substantially as an entirety to any entity unless

     (a) the entity formed by such consolidation or into which we merge, or the entity which acquires or which leases our Electric Utility Property substantially as an entirety, is an entity organized and existing under the laws of the United States of America or any State thereof or the District of Columbia, and

          (1) expressly assumes, by supplemental indenture, the due and punctual payment of the principal, and any premium and interest on all the outstanding Indenture Securities and the performance of all of our covenants under the Indenture, and

          (2) if such consolidation, merger, conveyance, sale, disposition or other transfer occurs prior to the Release Date, confirms the lien of the Indenture on the Mortgaged Property;

     (b) in the case of a lease, such lease is made expressly subject to termination by us or by the Trustee at any time during the continuance of an Event of Default;

     (c) we have received Rating Agency Confirmations from each applicable Rating Agency, each to the effect that such merger, consolidation, or other transfer will not result in the reduction or withdrawal of the ratings on the outstanding Debt Securities below the lower of (x) such Rating Agency's rating then in effect or (y) such Rating Agency's Threshold Rating;

     (d) immediately after giving effect to such transaction, our Consolidated Net Worth, or the Consolidated Net Worth of our successor as the case may be, is not less than our Consolidated Net Worth immediately prior to the transaction; and

     (e) immediately after giving effect to such transaction, no Event of Default, and no event which after notice or lapse of time or both would become an Event of Default, will have occurred and be continuing.

(See Section 1201.) In the case of the conveyance or other transfer of the Electric Utility Property as or substantially as an entirety to any other person, upon the satisfaction of all the conditions described above we would be released and discharged from all obligations under the Indenture and on the Indenture Securities then outstanding unless we elect to waive such release and discharge. (See Section 1204.)

     The Indenture does not prevent or restrict:

     (a) any conveyance or other transfer, or lease, of any part of our properties which does not constitute the entirety, or substantially the entirety, thereof; or

     (b) any conveyance or transfer of any of our properties where we retain Electric Utility Property with a fair value in excess of the aggregate principal amount of all outstanding Indenture Securities. This fair value will be determined within 90 days of the conveyance or transfer by an independent expert that we select and that is approved by the Trustee.

(See Sections 1205 and 1206.)

     CERTAIN DEFINITIONS. As used herein,

     "CONSOLIDATED NET WORTH" means, with respect to any person, the excess of such person's consolidated assets over our consolidated liabilities, determined in accordance with generally accepted accounting principles.

     "FUNDS FROM OPERATION" means for any period with respect to us and our consolidated subsidiaries, the aggregate amount of our consolidated net income
(x) plus deferred income taxes, depreciation and amortization expense, preferred dividends, extraordinary expenses, any non-recurring or non-cash charges to net income (whether or not an extraordinary item) and any expense associated with intangible transition charges, and (y) minus any deferred investment tax credit, any extraordinary revenues and any income associated with intangible transition charges, all computed in accordance with generally accepted accounting principles in effect on the date of original issue of the Debt Securities;

     "GROSS INTEREST EXPENSE" means for any period, the interest expense on our consolidated indebtedness minus any interest expense associated with intangible transition debt.

     "INTEREST COVERAGE RATIO" means the ratio of (i) the sum of Funds from Operation plus Gross Interest Expense to (ii) Gross Interest Expense.

     "RATING AGENCY" means each of Fitch, Inc. ("Fitch"), Moody's Investors Service, Inc. ("Moody's"), and Standard and Poor's, a division of the McGraw-Hill Companies ("S&P"), and, in each case, its respective successors and assigns, or absent a successor to any such Rating Agency, or if such entity ceases to rate the Debt Securities, such other nationally recognized statistical rating organization as we may designate to be a Rating Agency. If any Rating Agency ceases to rate the Debt Securities, we may, but are not required to, so designate another nationally recognized statistical rating organization as a "Rating Agency."

     "RATING AGENCY CONFIRMATIONS" means written evidence of the ratings on the Debt Securities of the three Rating Agencies, provided that if any Rating Agency ceases to exist or to rate the Debt Securities, "Rating Agency Confirmations" will mean the written evidence of the ratings on the Debt Securities of any remaining Rating Agency or Rating Agencies.

     "THRESHOLD RATING" shall mean, with respect to the Debt Securities, A- in the case of Fitch, A3 in the case of Moody's, and A- in the case of S&P, or, in each case, the equivalent rating if any such Rating Agency shall change its rating designations.

     RATINGS

     Certain of our agreements in the Indenture restrict our actions in the event that such action would cause a Rating Agency to reduce its rating on the Debt Securities. Ratings are not recommendations to buy, sell or hold the Debt Securities, and any Rating Agency may revise or withdraw its rating on the Debt Securities at any time. Any downward revision or withdrawal of a rating by any Rating Agency would probably have an adverse effect on the market price of the Debt Securities.

     Each Rating Agency's ratings should be evaluated independently of each other Rating Agency's ratings of the Debt Securities. The ratings reflect the respective Rating Agency's current assessment of our creditworthiness and our ability to make payments on the Debt Securities. Any further explanation as to the significance of any Rating Agency's rating may be obtained only from the applicable Rating Agency.

MODIFICATION OF INDENTURE

     WITHOUT HOLDER CONSENT. Without the consent of any Holders of Indenture Securities, we may enter into one or more supplemental indentures with the Trustee for any of the following purposes:

     (a)  to evidence the succession of another entity to us; or

     (b) to add one or more covenants or other provisions for the benefit of the Holders of all or any series or tranche of Indenture Securities, or to surrender any right or power conferred upon us; or

     (c) to add any additional Events of Default for all or any series of Indenture Securities; or

     (d) to change or eliminate any provision of the Indenture or to add any new provision to the Indenture that does not adversely affect the interests of the Holders in any material respect; or

     (e)  to provide additional security for any Indenture Securities; or

     (f)  to establish the form or terms of any Indenture Securities; or

     (g)  to provide for the issuance of bearer securities; or

     (h) to evidence and provide for the acceptance of appointment of a separate or successor Trustee; or

     (i) to provide for the procedures required to permit the utilization of a noncertificated system of registration for any series or tranche of Indenture Securities; or

     (j)  to change any place or places where

          (1)  we may pay principal, premium and interest,

          (2) Indenture Securities may be surrendered for transfer or exchange, and

          (3)  notices and demands to or upon us may be served; or

     (k) after the Release Date, to amend the Indenture to eliminate any provisions related to the Lien of the Indenture and Mortgaged Property which are no longer applicable;

     (l) to amend and restate the Indenture as originally executed, and as amended from time to time, with such additions, deletions and other changes that do not adversely affect the interest of the Holders in any material respect; or

     (m) to cure any ambiguity, defect or inconsistency or to make any other changes that do not materially adversely affect the interests of the Holders in any material respect.

In addition, if the Trust Indenture Act is amended after the date of the Indenture so as to require changes to the Indenture or so as to permit changes to, or the elimination of, provisions which, at the date of the Indenture or at any time thereafter, were required by the Trust Indenture Act to be contained in the Indenture, the Indenture will be deemed to have been amended so as to conform to such amendment or to effect such changes or elimination, and we may, without the consent of any Holders, enter into one or more supplemental indentures with the Trustee to effect or evidence such amendment.

(See Section 1301.)

     WITH HOLDER CONSENT. Except as provided above, the consent of the Holders of at least a majority in aggregate principal amount of the Indenture Securities of all outstanding series, considered as one class, is generally required for the purpose of adding to, or changing or eliminating any of the provisions of, the Indenture pursuant to a supplemental indenture. However, if less than all of the series of outstanding Indenture Securities are directly affected by a proposed supplemental indenture, then such proposal only requires the consent of the Holders of a majority in aggregate principal amount of the outstanding Indenture Securities of all directly affected series, considered as one class. Moreover, if the Indenture Securities of any series have been issued in more than one tranche and if the proposed supplemental indenture directly affects the rights of the Holders of Indenture Securities of one or more, but less than all, of such tranches, then such proposal only requires the consent of the Holders of a majority in aggregate principal amount of the outstanding Indenture Securities of all directly affected tranches, considered as one class.

     However, no amendment or modification may, without the consent of the Holder of each outstanding Indenture Security directly affected thereby,

     (a) change the stated maturity of the principal or interest on any Indenture Security (other than pursuant to the terms thereof), or reduce the principal amount, interest or premium payable or change the currency in which any Indenture Security is payable, or impair the right to bring suit to enforce any payment;

     (b) create any Lien ranking prior to the lien of the Indenture with respect to all or substantially all of the Mortgaged Property, or unless in connection with the Release Date, terminate the lien of the Indenture on all or substantially all of the Mortgaged Property, or deprive any Holder of the benefits of the security of the lien of the Indenture; or

     (c) reduce the percentages of Holders whose consent is required for any supplemental indenture or waiver of compliance with any covenant or of any default and its consequences or reduce the requirements for quorum and voting under the Indenture.

A supplemental indenture which changes, modifies or eliminates any provision of the Indenture expressly included solely for the benefit of Holders of Indenture Securities of one or more particular series or tranches will be deemed not to affect the rights under the Indenture of the Holders of Indenture Securities of any other series or tranche.

(See Section 1302.)

MISCELLANEOUS PROVISIONS

     The Indenture provides that certain Indenture Securities, including those for which payment or redemption money has been deposited or set aside in trust as described under "--Satisfaction and Discharge" below, will not be deemed to be "outstanding" in determining whether the Holders of the requisite principal amount of the outstanding Indenture Securities have given or taken any demand, direction, consent or other action under the Indenture as of any date, or are present at a meeting of Holders for quorum purposes. (See Section 101.)

     We will be entitled to set any day as a record date for the purpose of determining the Holders of outstanding Indenture Securities of any series entitled to give or take any demand, direction, consent or other action under the Indenture, in the manner and subject to the limitations provided in the Indenture. In certain circumstances, the Trustee also will be entitled to set a record date for action by Holders. If such a record date is set for any action to be taken by Holders of particular Indenture Securities, such action may be taken only by persons who are Holders of such Indenture Securities on the record date. (See Section 107.)

SATISFACTION AND DISCHARGE

     Any Indenture Securities or any portion thereof will be deemed to have been paid and no longer outstanding for purposes of the Indenture, and at our election, our entire indebtedness with respect to those securities will be satisfied and discharged, if there shall have been irrevocably deposited with the Trustee or any Paying Agent (other than PPL Electric), in trust:

     (a)  money sufficient, or

     (b) in the case of a deposit made prior to the maturity of such Indenture Securities, non-redeemable Government Obligations (as defined in the Indenture) sufficient, or

     (c)  a combination of (a) and (b), which in total are sufficient,

to pay when due the principal of, and any premium, and interest due and to become due on such Indenture Securities or portions of such Indenture Securities on and prior to their maturity.

(See Section 801.)

     The Indenture will be deemed satisfied and discharged when no Indenture Securities remain outstanding and when we have paid all other sums payable by us under the Indenture. (See Section 802.)

     All moneys we pay to the Trustee or any Paying Agent on Debt Securities that remain unclaimed at the end of two years after payments have become due may be paid to or upon our order. Thereafter, the Holder of such Debt Security may look only to us for payment. (See Section 703.)


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


VOTING OF CLASS A BONDS

     VOTING OF CLASS A BONDS. The Indenture provides that the Trustee will, as holder of Class A Bonds delivered as the basis for the issuance of Debt Securities, attend such meetings of bondholders under the related Class A Mortgage, or deliver its proxy in connection therewith, as relate to matters with respect to which it, as such holder, is entitled to vote or consent. The Indenture provides that, so long as no Event of Default as defined in the Indenture has occurred and is continuing, the Trustee will, as holder of such Class A Bonds, vote or consent (without any consent or other action by the holders of the Debt Securities, except as described in the proviso of paragraph
(h) below) in favor of any amendments or modifications to the Class A Mortgage of substantially the same tenor and effect as follows:

     (a) to delete any provisions in any Class A Mortgage limiting the payment of dividends or distributions on the common stock or purchases of common stock;

     (b) to delete any provisions in any Class A Mortgage that require a sale, exchange or other disposition, or an agreement to sell, exchange or dispose of property to be released from the lien of a Class A Mortgage;

     (c) to modify any provisions in any Class A Mortgage that require insurance proceeds or other payments to be paid to the trustee under such Class A Mortgage in case of any loss so that such proceeds or payments need not be paid to such trustee with respect to any loss less than the greater of (A) Ten Million Dollars ($10,000,000) and (B) three percent (3%) of the sum of (1) the principal amount of Indenture Securities outstanding on the date of such particular loss and (2) the principal amount of the Class A Bonds outstanding on the date of such particular loss, other than Class A Bonds delivered to and held by the Trustee under the Indenture;

     (d) to modify certain net earnings test requirements of any Class A Mortgage to facilitate issuances of variable rate debt by providing for calculations of annual interest requirements to be based on average annual rates or the initial interest rate;

     (e) to modify any Class A Mortgage to delete any requirement of a net earnings test or certificate as a condition precedent to the issuance or authentication of Class A Bonds;

     (f) to modify any Class A Mortgage to provide that the term "corporation" as used in such Class A Mortgage shall mean "corporation, limited liability company, partnership, or trust or other legal entity" and to provide that any provision requiring us to maintain our "corporate existence" shall not be interpreted to prevent us from changing from a corporation, limited liability company, partnership, trust or other legal entity to a corporation, limited liability company, a partnership, a trust or any other legal entity;

     (g) to conform any provision of a Class A Mortgage to the correlative provision of the Indenture, to add to a Class A Mortgage any provision not otherwise contained therein which conforms to a provision contained in the Indenture, to delete from a Class A Mortgage any provision to which the Indenture contains no correlative provision, and any combination of the foregoing; and/or

     (h) with respect to any amendments or modifications to any Class A Mortgage other than those amendments or modifications referred to in clauses (a) through (g) above, vote all such Class A Bonds delivered under such Class A Mortgage, or consent with respect thereto,


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


          proportionately with the vote or consent of holders of all other Class A Bonds outstanding under such Class A Mortgage the holders of which are eligible to vote or consent, as evidenced by a certificate delivered by the trustee under such Class A Mortgage; provided, however, that the Trustee will not vote in favor of, or consent to, any amendment or modification of a Class A Mortgage which, if it were an amendment or modification of the Indenture, would require the consent of Holders of Indenture Securities as described under "Modification of the Indenture-- With Holder Consent," without the prior consent of Holders of Indenture Securities which would be required for such an amendment or modification of the Indenture. (See
          Section 1705.)

     If we issue the Debt Securities, and corresponding 1945 Mortgage Bonds, in an aggregate principal amount of $900,000,000, the Trustee will hold a majority of the outstanding bonds issued under the 1945 Mortgage. As described more fully in "Description of the 1945 Mortgage Bonds - Modification of Mortgage" below, we may make amendments to, or eliminate certain covenants in, the 1945 Mortgage with the consent of the holders of a majority of the outstanding bonds issued under the 1945 Mortgage. A Holder of Debt Securities would no longer benefit from such covenants contained in the 1945 Mortgage should the Trustee vote these 1945 Mortgage Bonds to amend or eliminate the covenants as described above.

RESIGNATION AND REMOVAL OF THE TRUSTEE; DEEMED RESIGNATION

     The Trustee may resign at any time by giving written notice thereof to us.

     The Trustee may also be removed by act of the Holders of a majority in principal amount of the then outstanding Indenture Securities.

     No resignation or removal of the Trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the Indenture.

     Under certain circumstances, we may appoint a successor trustee and if the successor accepts, the Trustee will be deemed to have resigned.

(See Section 1010.)

GOVERNING LAW

     The Indenture and the Debt Securities provide that they are to be governed by and construed in accordance with the laws of the State of New York except where otherwise required by law. (See Section 115.) Under existing law, the effectiveness of the lien of the Indenture on our properties, and the perfection and priority thereof, will be governed by Pennsylvania law.

                     DESCRIPTION OF THE 1945 MORTGAGE BONDS

GENERAL

     We will issue the 1945 Mortgage Bonds in an aggregate principal amount equal to the aggregate principal amount of the Debt Securities, in one or more series, under the 1945 Mortgage, in fully registered form. The 1945 Mortgage Bonds will rank on a parity with our other first mortgage bonds issued under the 1945 Mortgage.


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


     The 1945 Mortgage is filed as an exhibit to the registration statement. The 1945 Mortgage and its associated documents contain the full legal text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the 1945 Mortgage Bonds or the 1945 Mortgage. This summary is subject to and qualified in its entirety by reference to all the provisions of the 1945 Mortgage, including definitions of certain terms used in the 1945 Mortgage. We also include references in parentheses to certain sections of the 1945 Mortgage. Whenever we refer to particular sections or defined terms of the 1945 Mortgage in this prospectus or in a prospectus supplement, such sections or defined terms are incorporated by reference herein or in the prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of the 1945 Mortgage Bonds described in the applicable prospectus supplement or supplements. The 1945 Mortgage has been qualified under the Trust Indenture Act, and you should refer to the Trust Indenture Act for provisions that apply to the 1945 Mortgage Bonds.

SECURITY

     The 1945 Mortgage Bonds now or hereafter issued will be secured by the 1945 Mortgage, which, in the opinion of our counsel, constitutes a first mortgage lien on substantially all of our electric transmission and distribution properties (except those referred to below), subject to:

     (a) minor defects, irregularities and deficiencies in titles of properties and rights-of-way, which do not materially impair the use of such property and rights-of-way for PPL Electric's purposes; and

     (b)  other excepted encumbrances.

     In general, there are excepted from the lien of the 1945 Mortgage

     (a)  all cash and securities;

     (b) equipment, apparatus, materials or supplies held for sale or other disposition;

     (c)  aircraft, automobiles and other vehicles;

     (d)  timber, minerals, mineral rights and royalties; and

     (e)  receivables, contracts, leases and operating agreements.

The 1945 Mortgage will generally also create a lien on electric transmission and distribution property that we acquire after the date of this prospectus, subject to any pre-existing liens and to certain limitations in the case of consolidation, merger or sale of substantially all of our assets.

ISSUANCE OF ADDITIONAL BONDS UNDER THE 1945 MORTGAGE

     We may issue 1945 Mortgage Bonds, from time to time, on the basis of:

     (a) 60% of property additions to electric, gas, steam or hot water property, acquired after June 30, 1945, but not including natural gas production property, and after adjustments for retirements of funded property other than property for supplying water;

     (b) retirement or cancellation of 1945 Mortgage Bonds or prior lien indebtedness; or

     (c)  deposit of cash.


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


With certain exceptions in the case of (b) above, the issuance of 1945 Mortgage Bonds is subject to an earnings coverage test which requires adjusted net earnings before income taxes for twelve out of the preceding fifteen months of at least twice the annual interest requirements on all 1945 Mortgage Bonds at the time outstanding, including those being issued, and on all indebtedness of prior rank. In computing adjusted net earnings, an amount equal to 15 1/2% of the adjusted gross operating revenues (calculated as provided in the 1945 Mortgage) must be used in lieu of actual expenditures for maintenance and repairs and provisions for property retirement. It is expected that the 1945 Mortgage Bonds issued to the Trustee as the basis for issuance of Debt Securities will be issued against the retirement or cancellation of 1945 Mortgage Bonds, which were in excess of $1.1 billion at March 31, 2001 and that such issuance will not be subject to the earnings coverage test. (See Articles V, VI and VII.)

     The amount of any obligations secured by a prior lien on mortgaged property may be increased, provided that, if any property subject to such prior lien shall have been made the basis of a credit under the 1945 Mortgage, all the additional obligations are deposited with the 1945 Mortgage Trustee or the trustee or other holder of the prior lien. (See Section 46.)

RELEASE PROVISIONS

     We may release property from the lien of the 1945 Mortgage upon the bases of

     (a) the deposit of cash, or, to a limited extent, purchase money mortgages;

     (b) property additions, after adjustments in certain cases to offset retirements and after making adjustments for any prior lien indebtedness on mortgaged property; and

     (c)  waiver of our right to issue a principal amount of 1945 Mortgage
          Bonds.

We may withdraw cash upon the bases stated in (b) and (c) above. We have reserved the right (without any consent or other action by holders of any series of 1945 Mortgage Bonds created after September 30, 1989, including the 1945 Mortgage Bonds delivered to the Trustee as the basis for the issuance of Debt Securities) to amend the release provisions of the 1945 Mortgage to permit releases of funded property at the lower of cost or fair value at the time of funding and to permit release of unfunded property on the basis of an engineer's certificate stating that we have at least one dollar ($1.00) of unfunded property after deducting the cost of the property then being released. (See
Article XI.)

MAINTENANCE AND REPLACEMENT FUND

     The 1945 Mortgage currently provides for an annual Maintenance and Replacement Fund requirement equal to 15 1/2% of adjusted gross operating revenues (calculated in accordance with the 1945 Mortgage). We may meet this requirement by depositing cash with the 1945 Mortgage Trustee; certifying expenditures for maintenance and repairs of mortgaged property, for gross property additions, and for certain automotive equipment; or by taking credit for bonds and qualified prior lien bonds retired. Such cash may be withdrawn on similar bases. We have the right (without any consent or other action by the holders of any series of 1945 Mortgage Bonds) to make such amendments to the 1945 Mortgage as shall be necessary to delete the Maintenance and Replacement Fund requirement. (See Section 39.)

DIVIDEND COVENANT

     The 1945 Mortgage currently provides that we may not pay cash dividends on our common stock, or repurchase our common stock, unless, after such dividends or repurchases, the amount remaining in earned surplus plus the provisions made subsequent to September 30, 1945 for depreciation and retirement of property will equal the Maintenance and Replacement Fund requirements of the 1945 Mortgage for such period, less maintenance expenditures. (See Section 39.) Upon issuance of the Debt Securities, the Trustee, as holder of 1945 Mortgage Bonds, is required to consent to the elimination of the 1945 Mortgage dividend covenant. See "Description of Debt Securities -- Voting of Class A Bonds."

MODIFICATION OF MORTGAGE

     We have the right to modify the 1945 Mortgage generally with the consent of the holders of a majority of the 1945 Mortgage Bonds affected by the modification. In general, no modification of the terms of payment of principal or interest and no modification affecting the lien or reducing the percentage required for modification is effective against any bondholder without its consent. (See Article XIX.) If we issue the Debt Securities, and corresponding 1945 Mortgage Bonds, in an aggregate principal amount of $900,000,000, the Trustee will hold a majority of outstanding bonds issued under the 1945 Mortgage.

VOTING OF 1945 MORTGAGE BONDS HELD BY THE TRUSTEE

     The Trustee will, as holder of the 1945 Mortgage Bonds, attend such meetings of bondholders under the 1945 Mortgage, or deliver its proxy in connection therewith, as to matters with respect to which it is entitled to vote or consent. See "Description of Debt Securities -- Voting of Class A Bonds."

EVENTS OF DEFAULT; NOTICE OF DEFAULT; REMEDIES

     The following are defaults under the 1945 Mortgage:

     (a)  default in payment of principal;

     (b) default for 60 days in payment of interest or of installments of funds for retirement of 1945 Mortgage Bonds;

     (c)  certain defaults with respect to qualified lien bonds;

     (d)  certain events of bankruptcy, insolvency or reorganization; and

     (e) default for 90 days after notice by the 1945 Mortgage Trustee in other covenants.

The 1945 Mortgage Trustee may withhold notice of default (except in payment of principal, interest or any fund for retirement of 1945 Mortgage Bonds), if it thinks it is in the interests of the holders of the 1945 Mortgage Bonds.

     Holders of 25% of the 1945 Mortgage Bonds may declare the principal and interest due on default, but a majority may annul such declaration if such default has been cured. No holder of 1945 Mortgage Bonds may enforce the lien of the 1945 Mortgage unless:

     (a) such holder has given the 1945 Mortgage Trustee written notice of a default;

     (b) holders of 25% of the 1945 Mortgage Bonds have requested the 1945 Mortgage Trustee to act and offered it reasonable opportunity to act and indemnity satisfactory to the 1945 Mortgage Trustee against the costs, expenses and liabilities to be incurred thereby; and

     (c)  the 1945 Mortgage Trustee has failed to act.


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


The 1945 Mortgage Trustee is not required to risk its funds or incur personal liability if there is reasonable ground for believing that the repayment is not reasonably assured. The holders of a majority of the 1945 Mortgage Bonds may direct the time, method and place of conducting any proceedings for any remedy available to the 1945 Mortgage Trustee, or exercising any trust or power conferred upon the First Mortgage Trustee. (See Article XIII.)

LIMITATION ON ISSUANCE OF ADDITIONAL 1945 MORTGAGE BONDS

     We have agreed that, so long as the Debt Securities are outstanding, we will not issue additional 1945 Mortgage Bonds, except for 1945 Mortgage Bonds issued and delivered to the Trustee under the Indenture, to refund or refinance outstanding Class A Bonds and for other limited purposes.

EVIDENCE TO BE FURNISHED TO THE 1945 MORTGAGE TRUSTEE

     We will furnish the 1945 Mortgage Trustee with an annual statement as to our compliance with the 1945 Mortgage.

                              --------------------

CERTAIN PENNSYLVANIA TAX MATTERS

     Debt Securities owned by individuals residing in Pennsylvania are subject to the 4 mills ($4.00 on each $1,000 of principal amount) Pennsylvania corporate loans tax.

                      INFORMATION CONCERNING THE TRUSTEES

     The Chase Manhattan Bank and Bankers Trust Company have at various times in the ordinary course of business made loans to us and to our affiliates. The Chase Manhattan Bank also acts as guarantee trustee and property trustee for the trust originated preferred securities and common securities of our subsidiaries, PPL Capital Trust and PPL Capital Trust I and acts as trustee with respect to our junior subordinated deferrable interest debentures. Chase Manhattan Bank USA, National Association, an affiliate of the Trustee, also acts as Delaware trustee for the trust originated preferred securities and common securities of PPL Capital Trust and PPL Capital Trust I.

                                    EXPERTS

     Our consolidated financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      VALIDITY OF THE DEBT SECURITIES AND
                             THE 1945 MORTGAGE BONDS

     Michael A. McGrail, Esq., Senior Counsel of PPL Services Corporation, and Thelen Reid & Priest LLP, New York, New York, counsel to PPL Electric, will pass upon the validity of the Debt Securities and the 1945 Mortgage Bonds for PPL Electric. Orrick, Herrington & Sutcliffe LLP, San Francisco, California, will pass upon certain legal matters in connection with the Debt Securities for any underwriters or agents. However, all matters pertaining to the organization of

PPL Electric and PPL Electric's title to its property and the liens of the Indenture and the 1945 Mortgage upon PPL Electric's properties will be passed upon only by Mr. McGrail. As to matters involving the law of the Commonwealth of Pennsylvania, Thelen Reid & Priest LLP and Orrick Herrington & Sutcliffe LLP will rely on the opinion of Mr. McGrail. As to matters involving the law of the State of New York, Mr. McGrail will rely on the opinion of Thelen Reid & Priest LLP.

                              PLAN OF DISTRIBUTION

     We may sell Debt Securities (a) to purchasers directly; (b) to underwriters for public offering and sale by them; or (c) through agents or dealers. We may determine the price or other terms of the Debt Securities offered under this prospectus by use of an electronic auction. We will describe how any auction will be used to determine the price or any other terms, how potential investors may participate in the auction, and the nature of the underwriters' obligations in connection with an auction in a supplement to this prospectus.

     DIRECT SALES

     We may sell the Debt Securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the Debt Securities. A prospectus supplement will describe the terms of any such sale.

     TO UNDERWRITERS

     The applicable prospectus supplement will name any underwriter involved in a sale of Debt Securities. Underwriters may offer and sell Debt Securities at a fixed price or prices, which may be changed, or from time to time at market prices or at negotiated prices. Underwriters may be deemed to have received compensation from us from sales of Debt Securities in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Debt Securities for whom they may act as agent.

     Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

     Unless otherwise provided in a prospectus supplement, the obligations of any underwriters to purchase particular Debt Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such Debt Securities if any are purchased.

     THROUGH AGENTS

     We will name any agent involved in a sale of Debt Securities, as well as any commissions payable by us to such agent, in a prospectus supplement. Unless we indicate differently in the prospectus supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.

     GENERAL INFORMATION

     Underwriters, dealers and agents participating in a sale of Debt Securities may be deemed to be underwriters as defined in the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the Debt Securities may be deemed to be underwriting discounts and commissions, under the Securities Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses.

     Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us or our affiliates in the ordinary course of business.

     Each series of Debt Securities will be a new issue and will have no established trading market. We may elect to list any series of new Debt Securities on an exchange, but unless we advise you differently in the prospectus supplement, we have no obligation to cause any Debt Securities to be so listed. Any underwriters that purchase Debt Securities for public offering and sale may make a market in the Debt Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We make no assurance as to the liquidity of, or the trading markets for, any Debt Securities.